Exhibit 99.2

Item 8. Financial Statements and Supplementary Data

TURNING POINT BRANDS, INC.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Turning Point Brands, Inc.

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Turning Point Brands, Inc. and its subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2020, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company’s auditor since 2006.

Greensboro, North Carolina
February 19, 2021, except for the effects of the changes described in the paragraphs under the caption “Change in Accounting Principles” in Note 2, as to which the date is May 5, 2021

Turning Point Brands, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2020 and 2019
(dollars in thousands except share data)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash	$41,765	$95,250
Accounts receivable, net of allowances of $150 in 2020 and $280 in 2019	9,331	6,906
Inventories	85,856	76,731
Other current assets	26,451	16,115
Total current assets	163,403	195,002
Property, plant, and equipment, net	15,524	13,816
Deferred income taxes	610	5,062
Right of use assets	17,918	12,130
Deferred financing costs, net	641	890
Goodwill	159,621	154,282
Other intangible assets, net	79,422	33,469
Master Settlement Agreement (MSA) escrow deposits	32,074	32,074
Other assets	26,836	10,673
Total assets	$496,049	$457,398

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,201	$14,126
Accrued liabilities	35,225	26,520
Current portion of long-term debt	12,000	15,240
Other current liabilities	203	-
Total current liabilities	56,629	55,886
Notes payable and long-term debt	302,112	299,840
Deferred income taxes	-	-
Lease liabilities	16,117	11,067
Other long-term liabilities	3,704	2,523
Total liabilities	378,562	369,316

Commitments and contingencies

Stockholders’ equity:
Preferred stock; $0.01 par value; authorized shares 40,000,000; issued and outstanding shares -0-	-	-
Common stock, voting, $0.01 par value; authorized shares, 190,000,000; 19,532,464 issued shares, 19,133,794 outstanding shares at December 31, 2020, and 19,680,673 issued and outstanding shares at December 31, 2019	195	197
Common stock, nonvoting, $0.01 par value; authorized shares, 10,000,000;issued and outstanding shares -0-	-	-
Additional paid-in capital	102,423	100,530
Cost of repurchased common stock (398,670 shares at December 31, 2020 and 0 shares at December 31, 2019)	(10,191)	-
Accumulated other comprehensive loss	(2,635)	(3,773)
Accumulated earnings (deficit)	23,645	(8,872)
Non-controlling interest	4,050	-
Total stockholders’ equity	117,487	88,082
Total liabilities and stockholders’ equity	$496,049	$457,398

The accompanying notes are an integral part of the consolidated financial statements.

Turning Point Brands, Inc. and Subsidiaries
Consolidated Statements of Income
for the years ended December 31, 2020, 2019, and 2018
(dollars in thousands except share data)

	For the year ended December 31,
	2020	2019	2018
Net sales	$405,111	$361,989	$332,683
Cost of sales	215,121	224,872	190,066
Gross profit	189,990	137,117	142,617
Selling, general, and administrative expenses	125,563	109,887	94,075
Operating income	64,427	27,230	48,542
Interest expense, net	13,487	14,435	14,819
Investment income	(198)	(2,648)	(424)
Loss on extinguishment of debt	-	1,308	2,384
Net periodic benefit cost (income), excluding service cost	989	(4,961)	131
Income before income taxes	50,149	19,096	31,632
Income tax expense	11,957	2,863	6,305
Consolidated net income	$38,192	$16,233	$25,327

Basic income per common share:
Consolidated net income	$1.97	$0.83	$1.31
Diluted income per common share:
Consolidated net income	$1.85	$0.78	$1.28
Weighted average common shares outstanding:
Basic	19,398,474	19,627,093	19,355,607
Diluted	22,937,441	23,240,348	19,827,562

The accompanying notes are an integral part of the consolidated financial statements.

Turning Point Brands, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
for the years ended December 31, 2020, 2019, and 2018
(dollars in thousands)

	For the year ended December 31,
	2020	2019	2018
Consolidated net income	$38,192	$16,233	$25,327

Other comprehensive income (loss), net of tax
Amortization of unrealized pension and postretirement gain (loss), net of tax of $57 in 2020, $136 in 2019, and $435 in 2018	1,830	(1,150)	1,361
Unrealized gain (loss) on investments, net of tax of $0 in 2020, $351 in 2019, and $31 in 2018	-	1,174	(266)
Unrealized loss on deriviative instruments, net of tax of $233 in 2020, $377 in 2019 and $204 in 2018	(692)	(1,261)	(682)
	1,138	(1,237)	413

Comprehensive income	$39,330	$14,996	$25,740

The accompanying notes are an integral part of the consolidated financial statements.

Turning Point Brands, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
for the years ended December 31, 2020, 2019, and 2018
(dollars in thousands)

	For the year ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Consolidated net income	$38,192	$16,233	$25,327
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on extinguishment of debt	-	1,308	2,384
Pension settlement and curtailment loss	1,188	-	-
Loss on sale of property, plant, and equipment	123	7	-
Impairment loss	149	301	-
Gain on postretirement plan termination	-	(4,915)	-
Gain on investments	-	(2,000)	-
Depreciation expense	3,237	2,638	2,105
Amortization of other intangible assets	1,781	1,451	1,005
Amortization of deferred financing costs	2,230	1,458	951
Deferred income taxes	4,742	(3,400)	2,585
Stock compensation expense	2,554	3,629	1,411
Noncash lease expense	370	357	-
Changes in operating assets and liabilities:
Accounts receivable	(2,112)	(3,464)	824
Inventories	(8,004)	20,665	(20,708)
Other current assets	(5,373)	(1,196)	(5,097)
Other assets	2,076	(2,864)	75
Accounts payable	(5,064)	6,608	2,523
Accrued postretirement liabilities	(54)	(168)	(97)
Accrued liabilities and other	7,643	1,147	(198)
Net cash provided by operating activities	$43,678	$37,795	$13,090

Cash flows from investing activities:
Capital expenditures	$(6,135)	$(4,815)	$(2,267)
Restricted cash, MSA escrow deposits	-	29,718	(1,241)
Acquisitions, net of cash acquired	(39,441)	(7,704)	(19,161)
Proceeds on sale of property, plant and equipment	3	123	-
Payments for investments	(19,250)	(1,421)	(2,000)
Issuance of note receivable	-	-	(6,500)
Repayment of note receivable	-	-	6,500
Net cash provided by (used in) investing activities	$(64,823)	$15,901	$(24,669)

Turning Point Brands, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (cont.)
for the years ended December 31, 2020, 2019, and 2018
(dollars in thousands)

	For the year ended December 31,
	2020	2019	2018
Cash flows from financing activities:
Proceeds from 2018 first lien term loan	$-	$-	$160,000
Payments of 2018 first lien term loan	(16,000)	(8,000)	(6,000)
Proceeds from 2018 second lien term loan	-	-	40,000
Payments of 2018 second lien term loan	-	(40,000)	-
Proceeds from 2018 revolving credit facility	-	-	26,000
Payments of 2018 revolving credit facility	-	(26,000)	-
Proceeds from Convertible Senior Notes	-	172,500	-
Payment of IVG note	(4,240)	-	-
Proceeds from unsecured note	7,485	-	-
Standard Diversified Inc. reorganization, net of cash acquired	(1,737)	-	-
Payments for call options	-	(20,528)	-
Payment of dividends	(3,802)	(3,531)	(2,318)
Payments of 2017 first lien term loan	-	-	(140,613)
Payments of 2017 second lien term loan	-	-	(55,000)
Proceeds from (payments of) 2017 revolving credit facility, net	-	-	(8,000)
Payments of VaporBeast Note Payable	-	-	(2,000)
Proceeds from release of restricted funds	-	-	1,107
Payments of financing costs	(194)	(7,117)	(3,286)
Exercise of options	862	738	833
Redemption of options	(1,523)	(12)	(623)
Surrender of restricted stock	-	(84)	-
Payment to terminate acquired capital lease	-	-	(170)
Common stock repurchased	(10,191)	-	-
Net cash provided by (used in) financing activities	$(29,340)	$67,966	$9,930

Net increase (decrease) in cash	$(50,485)	$121,662	$(1,649)

Cash, beginning of period:
Unrestricted	95,250	3,306	2,607
Restricted	32,074	2,356	4,704
Total cash at beginning of period	127,324	5,662	7,311

Cash, end of period:
Unrestricted	41,765	95,250	3,306
Restricted	35,074	32,074	2,356
Total cash at end of period	$76,839	$127,324	$5,662

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$11,455	$11,828	$14,238
Cash paid during the period for income taxes, net	$3,384	$11,332	$3,215

Supplemental schedule of noncash investing activities:
Investment in General Wireless	$-	$-	$421

Supplemental schedule of noncash financing activities:
Issuance of shares for acquisition	$-	$-	$5,292
Issuance of note payable for acquisition	$10,000	$-	$4,000
Dividends declared not paid	$1,099	$962	$915

The accompanying notes are an integral part of the consolidated financial statements.

Turning Point Brands, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity (Deficit)
for the years ended December 31, 2020, 2019, and 2018
(dollars in thousands)

	Voting Shares	Common Stock, Voting	Additional Paid-In Capital	Cost of Repurchased Common Stock	Accumulated Other Comprehensive Loss	Accumulated Earnings (Deficit)	Non- Controlling Interest	Total
Beginning balance January 1, 2018	19,210,633	$192	$103,640	$-	$(2,973)	$(47,535)	$-	$53,324

Unrecognized pension and postretirement cost adjustment, net of tax of $435	-	$-	$-	$-	$1,361	$-	$-	$1,361
Unrealized loss on MSA investments, net of tax of $31	-	-	-	-	(263)	-	-	(263)
Unrealized loss on other investments, net of tax of $1	-	-	-	-	(3)	-	-	(3)
Unrealized loss on derivative instruments, net of tax of $204	-	-	-	-	(682)	-	-	(682)
Stock compensation expense	-	-	1,336	-	-	-	-	1,336
Restricted stock forfeitures	(3,128)	-	(8)	-	-	-	-	(8)
Exercise of options	193,273	2	831	-	-	-	-	833
Redemption of options	-	-	(623)	-	-	-	-	(623)
Dividends	-	-	-	-	-	(3,233)	-	(3,233)
Reclassification of tax effects from accumulated other comprehensive income	-	-	-	-	24	(24)	-	-
IVG issuance of stock	153,079	2	5,290	-	-	-	-	5,292
Cumulative effect of change in accounting principle	-	-	-	-	-	3,939	-	3,939
Net income	-	-	-	-	-	25,327	-	25,327
Ending balance December 31, 2018	19,553,857	$196	$110,466	$-	$(2,536)	$(21,526)	$-	$86,600

Unrecognized pension and postretirement cost adjustment, net of tax of $136	-	$-	$-	$-	$(1,150)	$-	$-	$(1,150)
Unrealized loss on MSA investments, net of tax of $351	-	-	-	-	1,174	-	-	1,174
Unrealized loss on derivative instruments, net of tax of $377	-	-	-	-	(1,261)	-	-	(1,261)
Stock compensation expense	-	-	3,600	-	-	-	-	3,600
Restricted stock forfeitures	(1,947)	-	(84)	-	-	-	-	(84)
Exercise of options	128,763	1	738	-	-	-	-	739
Redemption of options	-	-	(12)	-	-	-	-	(12)
Dividends	-	-	-	-	-	(3,579)	-	(3,579)
Purchase of call options, net of tax of $5,195	-	-	(15,333)	-	-	-	-	(15,333)
Fair value of earn-out	-	-	1,155	-	-	-	-	1,155
Net income	-	-	-	-	-	16,233	-	16,233
Ending balance December 31, 2019	19,680,673	$197	$100,530	$-	$(3,773)	$(8,872)	$-	$88,082

Unrecognized pension and postretirement cost adjustment, net of tax of $57	-	$-	$-	$-	$1,830	$-	$-	$1,830
Unrealized loss on derivative instruments, net of tax of $233	-	-	-	-	(692)	-	-	(692)
Stock compensation expense	-	-	2,554	-	-	-	-	2,554
Exercise of options	96,005	-	862	-	-	-	-	862
Redemption of options	-	-	(1,523)	-	-	-	-	(1,523)
Cost of repurchased common stock	(398,670)	-	-	(10,191)	-	-	-	(10,191)
Standard Diversified Inc. reorganization, net	(244,214)	(2)	-	-	-	(1,735)	-	(1,737)
Dividends	-	-	-	-	-	(3,940)	-	(3,940)
ReCreation acquisition	-	-	-	-	-	-	4,050	4,050
Net income	-	-	-	-	-	38,192	-	38,192
Ending balance December 31, 2020	19,133,794	$195	$102,423	$(10,191)	$(2,635)	$23,645	$4,050	$117,487

The accompanying notes are an integral part of the consolidated financial statements.

Turning Point Brands, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(dollars in thousands, except where designated and per share data)

Note 1. Organizations and Basis of Presentation

Description of Business

Turning Point Brands, Inc. and its Subsidiaries (collectively referred to herein as the “Company,” “we,” “our,” or “us”) is a leading manufacturer, marketer and distributor of branded consumer products. We sell a wide range of products to adult consumers consisting of staple products with our iconic brands Zig-Zag® and Stoker’s® to our next generation products to fulfill evolving consumer preferences. Our three focus segments are led by our core, proprietary brands: Zig-Zag® in the Zig-Zag Products segment; Stoker’s® along with Beech-Nut® and Trophy® in the Stoker’s Products segment; and Nu-XTM, Solace® along with our distribution platforms (Vapor Beast®, VaporFi® and Direct Vapor®) in the NewGen Products segment. The Company’s products are available in more than 210,000 retail outlets in North America. In order to better align with Turning Point Brands, Inc.’s positioning as a branded consumer products company and to highlight the strength of its focus brands, the Company has renamed its two core business segments from Smoking Products to Zig-Zag Products and Smokeless Products to Stoker’s Products. Historical financial results are not impacted by the segment name change. We operate in three segments: (i) Zig-Zag Products, (ii) Stoker’s Products, and (iii) NewGen Products.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates include those affecting the valuation of goodwill and other intangible assets, deferred income tax valuation allowances and the valuation of inventory, including reserves.

Certain prior year amounts have been reclassified to conform to the current year’s presentation. The changes did not have an impact on the Company’s consolidated financial position, results of operations, or cash flows in any of the periods presented.

Note 2. Summary of Significant Accounting Policies

Consolidation

The consolidated financial statements include the accounts of the Company, its subsidiaries, all of which are wholly owned, and variable interest entities (“VIEs”) for which the Company is considered the primary beneficiary. All significant intercompany transactions have been eliminated.

GAAP requires the Company to identify entities for which control is achieved through means other than voting rights and to determine whether the Company is the primary beneficiary of VIEs. A VIE is broadly defined as an entity with one or more of the following characteristics: (a) the total equity investment at risk is insufficient to finance the entity’s activities without additional subordinated financial support; (b) as a group, the holders of the equity investment at risk lack (i) the ability to make decisions about the entity’s activities through voting or similar rights, (ii) the obligation to absorb the expected losses of the entity, or (iii) the right to receive the expected residual returns of the entity; and (c) the equity investors have voting rights that are not proportional to their economic interests, and substantially all of the entity’s activities either involve, or are conducted on behalf of, an investor that has disproportionately few voting rights. The Company consolidates its investment in a VIE when it determines that it is the VIE’s primary beneficiary. The Company may change its original assessment of a VIE upon subsequent events such as the modification of contractual arrangements that affects the characteristics or adequacy of the entity’s equity investments at risk and the disposition of all or a portion of an interest held by the primary beneficiary.

The primary beneficiary of a VIE as the entity that has both: (i) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance; and (ii) the obligation to absorb losses or the right to receive benefits of the VIE that could be significant to the entity. The Company performs this analysis on an ongoing basis.

Effective November 2020, management of the Company has determined that ReCreation Marketing (“ReCreation”) is a VIE for which the Company is considered the primary beneficiary due to the power the Company has over the activities that most significantly impact the economic performance of ReCreation and the right to receive benefits and the obligation to absorb losses of ReCreation through the Company’s 50% equity interest, additional subordinated financing provided by the Company to ReCreation and the distribution agreement with ReCreation for the sale of the Company’s products that makes up substantially all of ReCreations’s business activities. See Note 3, “Acquisitions” for further details regarding the consolidation of ReCreation.

Revenue Recognition

The Company recognizes revenues in accordance with Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), which includes excise taxes and shipping and handling charges billed to customers, net of cash discounts for prompt payment, sales returns and sales incentives, upon delivery of goods to the customer—at which time the Company’s performance obligation is satisfied—at an amount that the Company expects to be entitled to in exchange for those goods in accordance with the five-step analysis outlined in Topic 606: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations, and (v) recognize revenue when (or as) performance obligations are satisfied. The Company excludes from the transaction price, sales taxes and value-added taxes imposed at the time of sale (which do not include excise taxes on smokeless tobacco, cigars, or vaping products billed to customers).

The Company records an allowance for sales returns, based principally on historical volume and return rates, which is included in accrued liabilities on the consolidated balance sheets. The Company records sales incentives, which consist of consumer incentives and trade promotion activities, as a reduction in revenues (a portion of which is based on amounts estimated as being due to wholesalers, retailers and consumers at the end of the period) based principally on historical volume and utilization rates. Expected payments for sales incentives are included in accrued liabilities on the consolidated balance sheets.

A further requirement of ASU 2014-09 is for entities to disaggregate revenue recognized from contracts with customers into categories that depict how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors. Company management views business performance through segments that closely resemble the performance of major product lines. Thus, the primary and most useful disaggregation of the Company’s contract revenue for decision making purposes is the disaggregation by segment which can be found in Note 21, “Segment Information”. An additional disaggregation of contract revenue by sales channel can be found within Note 21 as well.

Derivative Instruments

Foreign Currency Forward Contracts: The Company enters into foreign currency forward contracts to hedge a portion of its exposure to changes in foreign currency exchange rates on inventory purchase commitments. The Company accounts for its forward contracts under the provisions of ASC 815, Derivatives and Hedging. Under the Company’s policy, the Company may hedge up to 100% of its anticipated purchases of inventory in the denominated invoice currency over a forward period not to exceed twelve months. The Company may also, from time to time, hedge up to ninety percent of its non-inventory purchases in the denominated invoice currency. Forward contracts that qualify as hedges are adjusted to their fair value through other comprehensive income as determined by market prices on the measurement date, except any hedge ineffectiveness which is recognized currently in income. Gains and losses on these forward contracts are transferred from other comprehensive income into inventory as the related inventories are received and are transferred to net income as inventory is sold. Changes in fair value of any contracts that do not qualify for hedge accounting or are not designated as hedges are recognized currently in income.

Interest Rate Swap Agreements: The Company enters into interest rate swap contracts to manage interest rate risk and reduce the volatility of future cash flows. The Company accounts for its interest rate swap contracts under the provisions of ASC 815, Derivatives and Hedging. Swap contracts that qualify as hedges are adjusted to their fair value through other comprehensive income as determined by market prices on the measurement date, except any hedge ineffectiveness which is recognized currently in income. Gains and losses on these swap contracts are transferred from other comprehensive income into net income upon settlement of the derivative position or at maturity of the interest rate swap contract. Changes in fair value of any contracts that do not qualify for hedge accounting or are not designated as hedges are recognized currently in income.

Shipping Costs

The Company records shipping costs incurred as a component of selling, general and administrative expenses. Shipping costs incurred were approximately $22.8 million, $18.1 million, and $15.1 million in 2020, 2019, and 2018, respectively.

Research and Development and Quality Assurance Costs

Research and development and quality assurance costs are expensed as incurred. These expenses, classified as selling, general and administrative expenses, were approximately $1.3 million, $2.5 million, and $2.5 million in 2020, 2019, and 2018, respectively.

Cash and Cash Equivalents

The Company considers any highly liquid investments with a maturity of three months or less from the date of purchase to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or net realizable value. Effective January 1, 2021, the Company changed its method of accounting for inventory using the last-in, first-out (“LIFO”) method to the first-in, first-out (“FIFO”) method. The Company applied this change retrospectively to all prior periods presented, which is discussed further in Note 2 under the heading “Changes in Accounting Principles”. Leaf tobacco is presented in current assets in accordance with standard industry practice, notwithstanding the fact that such tobaccos are carried longer than one year for the purpose of curing.

Property, Plant and Equipment

Property, Plant and Equipment are stated at cost less accumulated depreciation and impairment. Depreciation is provided using the straight-line method over the lesser of the estimated useful lives of the assets or the life of the leases for leasehold improvements (4 to 7 years for machinery, equipment and furniture, 10 to 15 years for leasehold improvements, and up to 15 years for buildings and building improvements). Expenditures for repairs and maintenance are charged to expense as incurred. The costs of major renewals and improvements are capitalized and depreciated over their estimated useful lives. Upon disposition of fixed assets, the costs and related accumulated depreciation amounts are relieved. Any resulting gain or loss is reflected in operations during the period of disposition. Long-lived assets are reviewed for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Goodwill and Other Intangible Assets

The Company follows the provisions of ASC 350, Intangibles – Goodwill and Other in accounting for goodwill and other intangible assets. Goodwill and indefinite-lived intangible assets are reviewed for impairment annually on December 31, or more frequently if certain indicators are present, in accordance with ASC 350-20-35 and ASC 350-30-35, respectively. If the carrying value of a reporting unit including goodwill exceeds its fair value, which is determined using the discounted cash flows, goodwill is considered impaired. The amount of impairment loss is measured as the difference between the carrying value and the fair value of the reporting unit but is limited to the total goodwill allocated to the reporting unit. If the carrying value of an indefinite-life intangible asset exceeds its fair value, which is determined using discontinued cash flows or relief-from-royalty, the intangible asset is considered impaired and is reduced to fair value. For goodwill, the determination of a reporting unit’s fair value involves, among other things, the Company’s market capitalization and application of the income approach, which includes developing forecasts of future cash flows and determining an appropriate discount rate.

Based on the Company’s annual goodwill impairment testing, the estimated fair values of each of our reporting units were in excess of the respective carrying values at December 31, 2020. The Company had no such impairment of goodwill or other intangible assets during the year ended December 31, 2020. However, there could be an impairment of the goodwill of the NewGen reporting unit if future revenues do not achieve our expected future cash flows or if macroeconomic conditions result in future increases in the weighted average cost of capital used to estimate fair value. See Note 10, “Goodwill and Other Intangible Assets”, for further details regarding the Company’s goodwill and other intangible assets as of December 31, 2020.

Fair Value

GAAP establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1) and the lowest priority to unobservable inputs (level 3).

The three levels of the fair value hierarchy under GAAP are described below:

•	Level 1 – Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets at the measurement date.
•
Level 2 – Inputs to the valuation methodology include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 – Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

Retirement Plans

The Company follows the provisions of ASC 715, Compensation – Retirement Benefits. ASC 715-30, Defined Benefit Plans – Pensions, which requires an employer to (a) recognize in its statement of financial position the funded status of a benefit plan, measured as the difference between the fair value of plan assets and benefit obligations, (b) recognize net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost, and (c) measure defined benefit plan assets and obligations as of the date of the employer’s statement of financial position.

Deferred Financing Costs

Deferred financing costs are amortized over the terms of the related debt obligations using the effective interest method. Unamortized amounts are expensed upon extinguishment of the related borrowings. Deferred financing costs are presented as a direct deduction from the carrying amount of that debt liability except for deferred financing costs relating to our revolving credit facility, which are presented as an asset.

Income Taxes

The Company records the effects of income taxes under the liability method in which deferred income tax assets and liabilities are recognized based on the difference between the financial and tax basis of assets and liabilities using the enacted tax rates in effect for the years in which the differences are expected to reverse. The Company assesses its ability to realize future benefits of deferred tax assets by determining if they meet the “more likely than not” criteria in ASC 740, Income Taxes. If the Company determines that future benefits do not meet the “more likely than not” criteria, a valuation allowance is recorded.

Advertising and Promotion

Advertising and promotion costs, including point of sale materials, are expensed as incurred and amounted to $5.2 million, $12.0 million, and $5.6 million for the years ending December 31, 2020, 2019, and 2018, respectively.

Stock-Based Compensation

The Company measures stock-based compensation costs related to its stock options on the fair value-based method under the provisions of ASC 718, Compensation – Stock Compensation. The fair value-based method requires compensation cost for stock options to be recognized over the requisite service period based on the fair value of stock options granted. The Company determined the fair value of these awards using the Black-Scholes option pricing model.

The Company grants performance-based restricted stock units (“PRSU”) subject to both performance-based and service-based vesting conditions. The fair value of each PRSU is the Company’s stock price on the date of grant. For purposes of recognizing compensation expense as services are rendered in accordance with ASC 718, the Company assumes all employees involved in the PRSU grant will provide service through the end of the performance period. Stock compensation expense is recorded based on the probability of achievement of the performance conditions specified in the PRSU grant.

Risks and Uncertainties

Manufacturers and sellers of tobacco products are subject to regulation at the federal, state, and local levels. Such regulations include, among others, labeling requirements, limitations on advertising, and prohibition of sales to minors. The tobacco industry is likely to continue to be heavily regulated. There can be no assurance as to the ultimate content, timing, or effect of any regulation of tobacco products by any federal, state, or local legislative or regulatory body, nor can there be any assurance that any such legislation or regulation would not have a material adverse effect on the Company’s financial position, results of operations, or cash flows. In a number of states targeted flavor bans have been proposed or enacted legislatively or by the administrative process. Depending on the number and location of such bans, that legislation or regulation could have a material adverse effect on the Company’s financial position, results of operations or cash flows. Food Drug and Administration (“FDA”) continues to consider various restrictive regulations around our products, including targeted flavor bans; however, the details, timing, and ultimate implementation of such measures remain unclear.

The tobacco industry has experienced and is experiencing significant product liability litigation. Most tobacco liability lawsuits have been brought against manufacturers and sellers of cigarettes for injuries allegedly caused by smoking or exposure to smoke. However, several lawsuits have been brought against manufacturers and sellers of smokeless products for injuries to health allegedly caused by use of smokeless products. Typically, such claims assert that use of smokeless products is addictive and causes oral cancer. Additionally, several lawsuits have been brought against manufacturers and distributors of NewGen products due to malfunctioning devices. There can be no assurance the Company will not sustain losses in connection with such lawsuits and that such losses will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

Master Settlement Agreement (MSA):  Forty-six states, certain U.S. territories, and the District of Columbia are parties to the Master Settlement Agreement (“MSA”) and the Smokeless Tobacco Master Settlement Agreement (“STMSA”). To the Company’s knowledge, signatories to the MSA include 49 cigarette manufacturers and/or distributors. The only signatory to the STMSA is US Smokeless Tobacco Company. In the Company’s opinion, the fundamental basis for each agreement is the states’ consents to withdraw all claims for monetary, equitable, and injunctive relief against certain tobacco products manufacturers and others and, in return, the signatories have agreed to certain marketing restrictions and regulations as well as certain payment obligations.

Pursuant to the MSA and subsequent states’ statutes, a “cigarette manufacturer” (which is defined to also include MYO cigarette tobacco) has the option of either becoming a signatory to the MSA or opening, funding, and maintaining an escrow account, with sub-accounts on behalf of each settling state. The STMSA has no similar provisions. The MSA escrow accounts are governed by states’ statutes that expressly give the manufacturers the option of opening, funding, and maintaining an escrow account in lieu of becoming a signatory to the MSA. The statutes require companies who are not signatories to the MSA to deposit, on an annual basis, into qualified banks, escrow funds based on the number of cigarettes or cigarette equivalents, i.e., the pounds of MYO tobacco, sold. The purpose of these statutes is expressly stated to be to eliminate the cost disadvantage the settling manufacturers have as a result of entering into the MSA. Such companies are entitled to direct the investment of the escrowed funds and withdraw any appreciation, but cannot withdraw the principal for twenty-five years from the year of each annual deposit, except to withdraw funds deposited pursuant to an individual state’s escrow statute to pay a final judgment to that state’s plaintiffs in the event of such a final judgment against the company. Either option – becoming an MSA signatory or establishing an escrow account – is permissible.

The Company chose to open and fund an MSA escrow account as its means of compliance. It is management’s opinion, due to the possibility of future federal or state regulations, though none have to date been enacted, that entering into one or both of the settlement agreements or establishing and maintaining an escrow account would not necessarily prevent future regulations from having a material adverse effect on the results of operations, financial position, and cash flows of the Company.

Various states have enacted or proposed complementary legislation intended to curb the activity of certain manufacturers and importers of cigarettes that are selling into MSA states without signing the MSA or who have failed to properly establish and fund a qualifying escrow account. To the best of the Company’s knowledge, no such statute has been enacted which could inadvertently and negatively impact the Company, which has been, and is currently, fully compliant with all applicable laws, regulations, and statutes. However, there can be no assurance that the enactment of any such complementary legislation in the future will not have a material adverse effect on the results of operations, financial position, or cash flows of the Company.

Pursuant to the MSA escrow account statutes, in order to be compliant with the MSA escrow requirements, companies selling products covered by the MSA are required to deposit such funds for each calendar year into a qualifying escrow account by April 15 of the following year. At December 31, 2020, the Company had on deposit approximately $32.1 million, the fair value of which was approximately $32.1 million. Inputs to the valuation methodology of the MSA escrow deposits when funds are invested include unadjusted quoted prices for identical assets or liabilities in active markets at the measurement date. During 2020 no monies were deposited into this qualifying escrow account. The investment vehicles available to the Company are specified in the state escrow agreements and are limited to low-risk government securities.

The Company discontinued its generic category of MYO in 2019 and its Zig-Zag branded MYO cigarette smoking tobacco in 2017. Thus, pending a change in MSA legislation, the Company has no remaining product lines covered by the MSA and will not be required to make future escrow deposits.

The Company has chosen to invest a portion of the MSA escrow, from time to time, in U.S. Government securities including TIPS, Treasury Notes, and Treasury Bonds. These investments are classified as available-for-sale and carried at fair value. Realized losses are prohibited under the MSA; thus, any investment with an unrealized loss position will be held until the value is recovered, or until maturity. All monies at December 31, 2020 and December 31, 2019 were held in money market savings accounts.

The following shows the amount of deposits by sales year for the MSA escrow account:

Sales	Deposits as of December 31,
Year	2020	2019
1999	$211	$211
2000	1,017	1,017
2001	1,673	1,673
2002	2,271	2,271
2003	4,249	4,249
2004	3,714	3,714
2005	4,553	4,553
2006	3,847	3,847
2007	4,167	4,167
2008	3,364	3,364
2009	1,619	1,619
2010	406	406
2011	193	193
2012	199	199
2013	173	173
2014	143	143
2015	101	101
2016	91	91
2017	83	83
Total	$32,074	$32,074

Federal Excise Taxes:  Tobacco products, cigarette papers, and cigarette tubes are subject to federal excise taxes.

Any future increases in federal excise taxes on the Company’s products could have a material adverse effect on the results of operations or financial condition of the Company. The Company is unable to predict the likelihood of passage of future increases in federal excise taxes. As of December 31, 2020, federal excise taxes are not assessed on e-cigarettes and related products.

As of December 31, 2020, nearly half of the states and certain localities impose excise taxes on electronic cigarettes and/or liquid vapor. In addition, there are several local taxing jurisdictions with an excise tax on e-cigarettes. Several states have also implemented additional measures on e-cigarettes, such as licensing requirements.

FDA: On June 22, 2009, the Family Smoking Prevention and Tobacco Control Act (“FSPTCA”) authorized the FDA to immediately regulate the manufacture, sale, and marketing of four categories of tobacco products – cigarettes, cigarette tobacco, roll-your-own tobacco, and smokeless tobacco. On August 8, 2016, the FDA deeming regulation became effective. The deeming regulation gave the FDA the authority to additionally regulate cigars, pipe tobacco, e-cigarettes, vaporizers, and e-liquids as “deemed” tobacco products under the FSPTCA.

The FDA assesses tobacco product user fees on six classes of regulated tobacco products and computes user fees using a methodology similar to the methodology used by the U.S Department of Agriculture to compute the Tobacco Transition Payment Program (“TTPP,” also known as the “Tobacco Buyout”) assessment. First, the total, annual, congressionally established user fee assessment is allocated among the various classes of tobacco products using the federal excise tax weighted market share of tobacco products subject to regulation. Then, the assessment for each class of tobacco products is divided among individual manufacturers and importers.

In August 2016, the FDA’s regulatory authority under the Tobacco Control Act (the “TCA”) was extended to all tobacco products not previously covered, including: (i) certain NewGen products (such as electronic cigarettes, vaporizers and e-liquids) and their components or parts (such as tanks, coils and batteries); (ii) cigars and their components or parts (such as cigar tobacco); (iii) pipe tobacco; (iv) hookah products; and (v) any other tobacco product “newly deemed” by the FDA. These “deeming regulations” apply to all products made or derived from tobacco intended for human consumption, but excluding accessories of tobacco products (such as lighters). Accordingly, the FDA has since regulated our cigar and cigar wrap products as well as our vapor products containing tobacco-derived nicotine and products intended or reasonably expected to be used to consume such e-liquids.

Under the deeming regulations, the FDA has responsibility for conducting premarket review of “new tobacco products”—defined as those products not commercially marketed in the United States as of February 15, 2007. There are three pathways for obtaining premarket authorization, including submission of a premarket tobacco product application (“PMTA”).

We submitted premarket filings prior to the September 9, 2020 deadline for certain of our products and intend to supplement and complete the applications within FDA’s discretionary timeline. A successful PMTA must demonstrate that the subject product is “appropriate for the protection of public health,” taking into account the effect of the marketing of the product on all sub-populations while a Substantial Equivalence Report must demonstrate that a new product either has the same characteristics as its predicate product or different characteristics, but does not raise different questions of public health. FDA is required under a court order to issue a decision related to the authorization of these products within twelve months; otherwise, these products cease to be subject to the FDA’s continued compliance policy, which allows products to be marketed pending premarket review. FDA may, in its discretion and on a case-by-case basis, deviate from this policy.

FDA has issued a number of rules related to premarket filings; however, those rules were not finalized until after September 9, 2020. As such, it is unclear whether and how FDA will apply any new or additional requirements to currently pending applications. We believe we have products that meet the requisite standards and have filed premarket filings supporting a showing of the respective required standard. However, there is no assurance that the FDA’s guidance or ultimate regulation will not change, or that the FDA will review and authorize the products in the requisite time period or that, in that circumstance, the FDA will use its discretion on a case-by-case basis to allow for the continued marketing of the products, or that unforeseen circumstances will not arise that prevent us from sufficiently supplementing or completing our applications or otherwise increase the amount of time and money we are required to spend to receive all necessary marketing orders. Although we filed many premarket applications in a timely manner, no assurance can be given that the applications will ultimately be successful. This may result in the prioritization of supplementing or completing applications for high priority SKUs in our inventory position, which could adversely impact future revenues.

In addition, we currently distribute many third-party manufactured vapor products for which we will be completely dependent on the manufacturer complying with the premarket filing requirements. There can be no assurance that these third-party products will receive a marketing order. While we will take measures to pursue regulatory compliance for our own privately-branded or proprietary vape products that compete with these third-party products, there is no assurance that such proprietary products would be as successful in the marketplace or can fully displace third-party products that are currently being distributed by us, which could adversely affect our results of operations and liquidity. For a period of time after the filing deadline, we expect there to be a lack of enforcement, which may adversely affect our ability to compete in the marketplace against those who continue to sell unauthorized products.

In January 2020, FDA issued a Guidance document (the “January 2020 Guidance”) that stated it would be prioritizing enforcement of several categories of electronic nicotine delivery system (“ENDS”) products: (1) flavored, cartridge-based ENDS products (other than tobacco- or menthol-flavored ENDS products; (2) ENDS products for which the manufacturer has failed to take (or is failing to take) adequate measures to prevent minors’ access; (3) ENDS products targeted to minors or whose marketing is likely to promote the use of ENDS by minors; and (4) ENDS products offered for sale after May 12, 2020, premarket application deadline (later updated to reflect the September 9, 2020 filing deadline) for which the manufacturer has not submitted a premarket application. The policy outlined several factors the agency would consider in its enforcement of flavored cigars going forward but did not restrict those products as it had considered in the March 2019 Guidance proposal. The FDA’s policy on these and other regulated products may change or expand over time in ways not yet known and may significantly impact our products or our premarket filings.

Prevent All Cigarette Trafficking Act (“PACT Act”): On December 27, 2020, President Trump signed the Further Consolidated Appropriations Act, 2021, into law. This law included an amendment to the Jenkins Act expanding the definition of “cigarette” to include “electronic nicotine delivery systems,” or ENDS, and requires that the United States Postal Service (USPS) promulgate regulations clarifying the applicability of the prohibition on delivery sales of cigarettes to ENDS. Failure to comply with the PACT Act could result in significant financial or criminal penalties. To the extent we are unable to respond to, or comply with, these new requirements, there could be a material adverse effect on our business, results of operations and financial condition.

Concentration of Credit Risk:  At December 31, 2020 and 2019, the Company had bank deposits, including MSA escrow accounts, in excess of federally insured limits of approximately $69.7 million and $126.0 million, respectively. During 2019, the Company invested a portion of the MSA escrow accounts in U.S. Government securities including TIPS, Treasury Notes, and Treasury Bonds.

The Company sells its products to distributors, retail establishments, and consumers throughout the United States and also sells Zig-Zag® premium cigarette papers in Canada and some smaller quantities in other countries. The Company had no customers that accounted for more than 10% of net sales for 2020, 2019, or 2018. The Company performs periodic credit evaluations of its customers and generally does not require collateral on trade receivables. Historically, the Company has not experienced significant credit losses.

Accounts Receivable

Accounts receivable are recognized at their net realizable value. All accounts receivable are trade related, recorded at the invoiced amount, and do not bear interest. The Company maintains allowances for doubtful accounts receivable for estimated uncollectible invoices resulting from a customer’s inability to pay (bankruptcy, out of business, etc., i.e. “bad debt” which results in write-offs). The activity of allowance for doubtful accounts during 2020 and 2019 is as follows:

	December 31, 2020	December 31, 2019
Balance at beginning of period	$280	$42
Additions to allowance account during period	86	238
Deductions of allowance account during period	(216)	-
Balance at end of period	$150	$280

Recent Accounting Pronouncements Adopted

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. This ASU applies to financial assets measured at amortized cost, including loans, held-to-maturity debt securities, net investments in leases, and trade accounts receivable as well as certain off-balance sheet credit exposures, such as loan commitments. The ASU replaced the previous incurred loss impairment methodology with a methodology to reflect current expected credit losses (“CECL”) and requires consideration of a broader range of reasonable and supportable information to explain credit loss estimates. The guidance was adopted using a modified retrospective transition method through a cumulative-effect adjustment to retained earnings/(deficit) in the period of adoption. The ASU was effective for the Company beginning in the first quarter of 2020. The ASU did not have an impact to the Company’s financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. ASU 2018-15 aligns the requirements for capitalizing implementation costs in a cloud computing arrangement service contract with the requirements for capitalizing implementation costs incurred for an internal-use software license. The guidance is effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted. The Company adopted ASU 2018-15 effective January 1, 2020. The ASU did not have an impact to the Company’s financial statements and related disclosures.

Recent Accounting Pronouncements Not Yet Adopted

In December 2019, the FASB issued ASU 2019-12 to simplify the accounting in ASC 740, Income Taxes. This guidance removes certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences. This guidance also clarifies and simplifies other areas of ASC 740. This ASU will be effective beginning in the first quarter of the Company’s fiscal year 2021. Certain amendments in this update must be applied on a prospective basis, certain amendments must be applied on a retrospective basis, and certain amendments must be applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings/(deficit) in the period of adoption. The Company is currently evaluating the impact this ASU will have on the financial statements and related disclosures.

Change in Accounting Principles

Effective January 1, 2021, the Company changed its method of accounting for inventory from the LIFO method to the FIFO method. Costs determined using the LIFO method would have been utilized on approximately 45.1% and 49.4% of inventories at December 31, 2020 and 2019, respectively, prior to this change in method, and consisted primarily of tobacco inventory. The Company believes the FIFO method is preferable because it: (i) conforms the accounting for all inventory with the method utilized for the majority of its inventory; (ii) better represents how management assesses and reports on the performance of the tobacco and other LIFO product lines as LIFO is excluded from management’s economic decision making; (iii) better aligns the accounting with the physical flow of that inventory; and (iv) better reflects inventory at more current costs. The Company applied this change retrospectively to all prior periods presented. This change resulted in a $6.1 million increase in inventories, a $1.6 million decrease in deferred taxes and a $4.5 million increase in Accumulated earnings as of December 31, 2020, and $5.8 million increase in inventories, a $1.5 million decrease in deferred taxes and a $4.3 million decrease in Accumulated deficit as of December 31, 2019.

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40). This guidance simplifies the accounting for convertible debt instruments by reducing the number of accounting models and the number of embedded conversion features that could be recognized separately from the convertible instrument. This guidance also enhances transparency and improves disclosures for convertible instruments and earnings per share guidance. This ASU is effective for annual reporting periods beginning after December 15, 2021, including interim periods within those fiscal years. The Company early adopted ASU 2020-06 effective January 1, 2021 using the full retrospective method of transition. This resulted in elimination of the previously reported equity component related to our convertible debt and a reduction of the debt discount and related tax impacts. The adoption resulted in a $7.1 million increase in Accumulated earnings, a $24.2 million increase in Notes payable and long-term debt, a $6.3 million decrease in deferred income taxes and a $24.9 million decrease in Additional paid-in capital as of December 31, 2020, and a $2.2 million decrease in Accumulated deficit a $24.9 million decrease in Additional paid-in capital as of December 31, 2019. Interest expense will decrease by $6.7 million annually and weighted average diluted common shares outstanding will increase by approximately 3.2 million shares.

All prior periods presented in the consolidated financial statements have been retrospectively adjusted to apply the effects of the change in accounting principle from the LIFO method to the FIFO method of accounting and adoption of ASU 2020-06. As a result of the retrospective application of the change in accounting principle the LIFO method to the FIFO method and retrospective adoption of ASU 2020-06, certain line items in our consolidated financial statements and related notes were adjusted as follows:

Consolidated Balance Sheet at December 31, 2020	As Originally Reported	Effect of ASU 2020-06 Adoption	Effect of LIFO Change	Reclassification	As Adjusted
Inventories	$79,750	$-	$6,106	$-	$85,856
Total current assets	$157,297	$-	$6,106	$-	$163,403
Deferred income taxes	$-	$-	$-	$610	$610
Total assets	$489,333	$-	$6,106	$610	$496,049
Notes payable and long-term debt	$277,962	$24,150	$-	$-	$302,112
Deferred income taxes	$4,082	$(6,276)	$1,584	$610	$-
Total liabilities	$358,494	$17,874	$1,584	$610	$378,562
Additional paid-in capital	$127,362	$(24,939)	$-	$-	$102,423
Accumulated earnings (deficit)	$12,058	$7,065	$4,522	$-	$23,645
Total stockholders' equity	$130,839	$(17,874)	$4,522	$-	$117,487
Total liabilities and stockholders' equity	$489,333	$-	$6,106	$610	$496,049

Consolidated Statement of Income for the year ended December 31, 2020	As Originally Reported	Effect of ASU 2020-06 Adoption	Effect of LIFO Change	As Adjusted
Cost of sales	$215,475	$-	$(354)	$215,121
Gross profit	$189,636	$-	$354	$189,990
Operating income	$64,073	$-	$354	$64,427
Interest expense, net	$20,226	$(6,739)	$-	$13,487
Income before income taxes	$43,056	$6,739	$354	$50,149
Income tax expense	$10,015	$1,842	$100	$11,957
Consolidated net income	$33,041	$4,897	$254	$38,192
Basic income per common share	$1.70	$0.26	$0.01	$1.97
Diluted income per common share	$1.67	$0.17	$0.01	$1.85

Consolidated Statements of Comprehensive Income for the year ended December 31, 2020	As Originally Reported	Effect of ASU 2020-06 Adoption	Effect of LIFO Change	As Adjusted
Consolidated net income	$33,041	$4,897	$254	$38,192
Comprehensive income	$34,179	$4,897	$254	$39,330

Consolidated Statements of Cash Flows for the year ended December 31, 2020	As Originally Reported	Effect of ASU 2020-06 Adoption	Effect of LIFO Change	As Adjusted
Consolidated net income	$33,041	$4,897	$254	$38,192
Amortization of debt discount and deferred financing costs	$8,969	$(6,739)	$-	$2,230
Deferred income taxes	$2,800	$1,842	$100	$4,742
Inventories	$(7,650)	$-	$(354)	$(8,004)

Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the year ended December 31, 2020	As Originally Reported	Effect of ASU 2020-06 Adoption	Effect of LIFO Change	As Adjusted
Net income	$33,041	$4,897	$254	$38,192
Additional paid-in capital	$127,362	$(24,939)	$-	$102,423
Accumulated earnings (deficit)	$12,058	$7,065	$4,522	$23,645
Total stockholders' equity	$130,839	$(17,874)	$4,522	$117,487

Consolidated Balance Sheet at December 31, 2019	As Originally Reported	Effect of ASU 2020-06 Adoption	Effect of LIFO Change	Reclassification	As Adjusted
Inventories	$70,979	$-	$5,752	$-	$76,731
Total current assets	$189,250	$-	$5,752	$-	$195,002
Deferred income taxes	$-	$-	$-	$5,062	$5,062
Total assets	$446,584	$-	$5,752	$5,062	$457,398
Notes payable and long-term debt	$268,951	$30,889	$-	$-	$299,840
Deferred income taxes	$1,572	$(8,118)	$1,484	$5,062	$-
Total liabilities	$339,999	$22,771	$1,484	$5,062	$369,316
Additional paid-in capital	$125,469	$(24,939)	$-	$-	$100,530
Accumulated earnings (deficit)	$(15,308)	$2,168	$4,268	$-	$(8,872)
Total stockholders' equity	$106,585	$(22,771)	$4,268	$-	$88,082
Total liabilities and stockholders' equity	$446,584	$-	$5,752	$5,062	$457,398

Consolidated Statement of Income for the year ended December 31, 2019	As Originally Reported	Effect of ASU 2020-06 Adoption	Effect of LIFO Change	As Adjusted
Cost of sales	$225,243	$-	$(371)	$224,872
Gross profit	$136,746	$-	$371	$137,117
Operating income	$26,859	$-	$371	$27,230
Interest expense, net	$17,342	$(2,907)	$-	$14,435
Income before income taxes	$15,818	$2,907	$371	$19,096
Income tax expense	$2,044	$739	$80	$2,863
Consolidated net income	$13,774	$2,168	$291	$16,233
Basic income per common share	$0.70	$0.12	$0.01	$0.83
Diluted income per common share	$0.69	$0.08	$0.01	$0.78

Consolidated Statements of Comprehensive Income for the year ended December 31, 2019	As Originally Reported	Effect of ASU 2020-06 Adoption	Effect of LIFO Change	As Adjusted
Consolidated net income	$13,774	$2,168	$291	$16,233
Comprehensive income	$12,537	$2,168	$291	$14,996

Consolidated Statements of Cash Flows for the year ended December 31, 2019	As Originally Reported	Effect of ASU 2020-06 Adoption	Effect of LIFO Change	As Adjusted
Consolidated net income	$13,774	$2,168	$291	$16,233
Amortization of debt discount and deferred financing costs	$4,365	$(2,907)	$-	$1,458
Deferred income taxes	$(4,219)	$739	$80	$(3,400)
Inventories	$21,036	$-	$(371)	$20,665

Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the year ended December 31, 2019	As Originally Reported	Effect of ASU 2020-06 Adoption	Effect of LIFO Change	As Adjusted
Net income	$13,774	$2,168	$291	$16,233
Additional paid-in capital	$125,469	$(24,939)	$-	$100,530
Accumulated earnings (deficit)	$(15,308)	$2,168	$4,268	$(8,872)
Total stockholders' equity	$106,585	$(22,771)	$4,268	$88,082

Consolidated Statement of Income for the year ended December 31, 2018	As Originally Reported	Effect of ASU 2020-06 Adoption	Effect of LIFO Change	As Adjusted
Cost of sales	$190,124	$-	$(58)	$190,066
Gross profit	$142,559	$-	$58	$142,617
Operating income	$48,484	$-	$58	$48,542
Income before income taxes	$31,574	$-	$58	$31,632
Income tax expense	$6,285	$-	$20	$6,305
Consolidated net income	$25,289	$-	$38	$25,327
Basic income per common share	$1.31	$-	$-	$1.31
Diluted income per common share	$1.28	$-	$-	$1.28

Consolidated Statements of Comprehensive Income for the year ended December 31, 2018	As Originally Reported	Effect of ASU 2020-06 Adoption	Effect of LIFO Change	As Adjusted
Consolidated net income	$25,289	$-	$38	$25,327
Comprehensive income	$25,702	$-	$38	$25,740

Consolidated Statements of Cash Flows for the year ended December 31, 2018	As Originally Reported	Effect of ASU 2020-06 Adoption	Effect of LIFO Change	As Adjusted
Consolidated net income	$25,289	$-	$38	$25,327
Deferred income taxes	$2,565	$-	$20	$2,585
Inventories	$(20,650)	$-	$(58)	$(20,708)

Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the year ended December 31, 2018	As Originally Reported	Effect of ASU 2020-06 Adoption	Effect of LIFO Change	As Adjusted
Net income	$25,289	$-	$38	$25,327
Accumulated earnings (deficit)	$(25,503)	$-	$3,977	$(21,526)
Total stockholders' equity	$82,623	$-	$3,977	$86,600

Segment Information		As Originally Reported	Effect of ASU 2020-06 Adoption	Effect of LIFO Change	Reclassification	As Adjusted
Zig-Zag products gross profit	2020	$78,232	$-	$46	$-	$78,278
_	2019	$59,386	$-	$28	$-	$59,414
_	2018	$57,043	$-	$7	$-	$57,050

Stoker's products gross profit	2020	$61,456	$-	$308	$-	$61,764
_	2019	$52,277	$-	$343	$-	$52,620
_	2018	$46,490	$-	$51	$-	$46,541

Zig-Zag products operating income	2020	$61,886	$-	$46	$-	$61,932
_	2019	$45,058	$-	$28	$-	$45,086
_	2018	$42,650	$-	$7	$-	$42,657

Stoker's products operating income	2020	$44,734	$-	$308	$-	$45,042
_	2019	$34,665	$-	$343	$-	$35,008
_	2018	$28,920	$-	$51	$-	$28,971

Zig-Zag products assets	2020	$207,518	$-	$(618)	$-	$206,900
_	2019	$145,831	$-	$(664)	$-	$145,167
_
Stoker's products assets	2020	$126,292	$-	$6,724	$-	$133,016
_	2019	$120,723	$-	$6,416	$-	$127,139
_
Corporate unallocated assets	2020	$64,407	$-	$-	$610	$65,017
_	2019	$89,131	$-	$-	$5,062	$94,193

Certain line items in our unaudited quarterly financial information were adjusted as a result of our retrospective application of the change in accounting principle the LIFO method to the FIFO method and retrospective adoption of ASU 2020-06 as follows:

First quarter 2020	As Originally Reported	Effect of ASU 2020-06 Adoption	Effect of LIFO Change	As Adjusted
Gross profit	$41,431	$-	$-	$41,431
Consolidated net income	$3,275	$1,224	$-	$4,499
Basic net income (loss) per share	$0.17	$0.06	$-	$0.23
Diluted net income (loss) per share	$0.16	$0.06	$-	$0.22

Second quarter 2020
Gross profit	$48,092	$-	$(156)	$47,936
Consolidated net income	$9,227	$1,224	$(156)	$10,295
Basic net income (loss) per share	$0.47	$0.07	$(0.01)	$0.53
Diluted net income (loss) per share	$0.47	$0.03	$(0.01)	$0.49

Third quarter 2020
Gross profit	$48,307	$-	$-	$48,307
Consolidated net income	$7,796	$1,224	$-	$9,020
Basic net income (loss) per share	$0.41	$0.06	$-	$0.47
Diluted net income (loss) per share	$0.40	$0.04	$-	$0.44

Fourth quarter 2020
Gross profit	$51,806	$-	$510	$52,316
Consolidated net income	$12,743	$1,225	$410	$14,378
Basic net income (loss) per share	$0.67	$0.05	$0.02	$0.74
Diluted net income (loss) per share	$0.65	$0.01	$0.02	$0.68

First quarter 2019
Gross profit	$40,464	$-	$(24)	$40,440
Consolidated net income	$6,560	$-	$(24)	$6,536
Basic net income (loss) per share	$0.34	$-	$(0.01)	$0.33
Diluted net income (loss) per share	$0.33	$-	$-	$0.33

Second quarter 2019
Gross profit	$41,183	$-	$(112)	$41,071
Consolidated net income	$13,205	$-	$(112)	$13,093
Basic net income (loss) per share	$0.67	$-	$-	$0.67
Diluted net income (loss) per share	$0.66	$-	$(0.01)	$0.65

Third quarter 2019
Gross profit	$42,816	$-	$136	$42,952
Consolidated net income	$6,274	$92	$136	$6,502
Basic net income (loss) per share	$0.32	$-	$0.01	$0.33
Diluted net income (loss) per share	$0.31	$(0.01)	$0.01	$0.31

Fourth quarter 2019
Gross profit	$12,283	$-	$371	$12,654
Consolidated net income	$(12,265)	$2,076	$291	$(9,898)
Basic net income (loss) per share	$(0.62)	$0.11	$0.01	$(0.50)
Diluted net income (loss) per share	$(0.62)	$0.11	$0.01	$(0.50)

Note 3. Acquisitions

ReCreation Marketing

In July 2019, the Company obtained a 30% stake in a Canadian distribution entity, ReCreation for $1 million paid at closing. In November 2020, the Company invested an additional $1 million related to our 30% stake. In November 2020, The Company also invested an additional $2 million increasing its ownership interest to 50%. We received board seats aligned with our ownership position. The Company also provided a $2.0 million unsecured loan to ReCreation bearing interest at 8% per annum and maturing November 19, 2022. As discussed in Note 2, the Company has determined that ReCreation is a VIE due its required subordinated financial support. The Company has determined it is the primary beneficiary due its 50% equity interest, additional subordinated financing and distribution agreement with ReCreation for the sale of the Company’s products. As a result, the Company began consolidating ReCreation effective November 2020. As of December 31, 2020, the Company had not completed the accounting for the acquisition. The following table summarizes the consideration transferred and calculation of goodwill based on excess of the acquisition price over the estimated fair value of the identifiable net assets acquired and are based on management’s preliminary estimates:

Total consideration transferred	$4,000
Adjustments to consideration transferred:
Cash acquired	(3,711)
Working capital	418
Debt forgiven	2,000
Adjusted consideration transferred	2,707
Assets acquired:
Working capital (primarily AR and inventory)	1,551
Fixed assets and Other long term assets	70
Other liabilities	(203)
Non-controlling interest	(4,050)
Net assets acquired	$(2,632)

Goodwill	$5,339

The goodwill of $5.3 million consists of the synergies expected from combining the operations and is currently not deductible for tax purposes.

Standard Diversified Inc. (“SDI”)

On July 16, 2020, the Company completed its merger with SDI, whereby SDI was merged into a wholly-owned subsidiary of the Company in a tax-free downstream merger. Under the terms of the merger, the holders of SDI’s Class A Common Stock and SDI’s Class B Common Stock (collectively, “SDI Common Stock”) received in the aggregate, in return for their SDI Common Stock, TPB Voting Common Stock (“TPB Common Stock”) at a ratio of 0.52095 shares of TPB Common Stock for each share of SDI Common Stock at the time of the merger. SDI divested its assets, other than SDI’s TPB Common Stock, prior to close such that the net liabilities at closing were minimal and the only assets that SDI retained were the remaining TPB Common Stock holdings. The transaction was accounted for as an asset purchase for $236.0 million in consideration, comprised of 7,934,704 shares of TPB Common Stock valued at $234.3 million plus transaction costs and assumed net liabilities. $236.0 million was assigned to the 8,178,918 shares of TPB Common Stock acquired. Shares of TPB Common Stock acquired in excess of the shares issued were retired. The Company no longer has a controlling shareholder and 244,214 shares of TPB Common Stock were retired resulting in a charge of $1.7 million recorded in Accumulated earnings (deficit).

Durfort Holdings

In June 2020, the Company purchased certain tobacco assets and distribution rights from Durfort Holdings S.R.L. (“Durfort”) and Blunt Wrap USA for $47.7 million in total consideration, comprised of $37.7 million in cash, including $1.7 million of capitalized transaction costs, and a $10.0 million unsecured subordinated promissory note (“Promissory Note”). With this transaction, the Company acquired co-ownership in the intellectual property rights of all of Durfort’s and Blunt Wrap USA’s Homogenized Tobacco Leaf (“HTL”) cigar wraps and cones. The Company also entered into an exclusive Master Distribution Agreement to market and sell the original Blunt Wrap® cigar wraps within the USA which was effective October 9, 2020. Durfort is an industry leader in alternative cigar and cigar wrap manufacturing and distribution. Blunt Wrap USA has been an innovator of new products in the smoking alternative market since 1997 and has secured patents in the USA and internationally for novel smoking wrappers and cones. The transaction was accounted for as an asset purchase with $42.2 million assigned to intellectual property, which has an indefinite life, and $5.5 million assigned to the Master Distribution Agreement, which has a 15 year life. Both assets are currently deductible for tax purposes.

Solace Technologies

In July 2019, the Company purchased the assets of E-Vape 12, Inc and Solace Technologies LLC (“Solace”) for $9.4 million in total consideration, comprised of $7.7 million in cash, $1.1 million earn-out fair value, and $0.5 million holdback for 18 months, which was adjusted by $0.2 million for a working capital deficiency. The earn-out consists of 44,295 shares of the Company’s common stock to be issued to the former owners upon the achievement of certain annual milestones. Immediately following the acquisition, 88,582 PRSUs with a fair value of $4.62 million were issued to former owners who became employees. See Note 17, “Share Incentive Plans”, for further details. Solace is an innovative product development company that has grown from the creator of one of the leading vape juice brands in the industry into a leader of alternative ingredients product development. The Company intends to incorporate Solace’s innovative products as well as the legacy vapor products into our Nu-X development engine. The Company completed the accounting for the acquisition during the third quarter 2020. The following purchase price and goodwill are based on the excess of the acquisition price over the estimated fair value of the tangible and intangible assets acquired:

Total consideration transferred	$9,405
Adjustments to consideration transferred:
Cash acquired	(45)
Working capital	(235)
Adjusted consideration transferred	9,125
Assets acquired:
Working capital (primarily AR and inventory)	1,132
Fixed assets and Other long term assets	414
Intangible assets	1,352
Other liabilities	(209)
Net assets acquired	$2,689

Goodwill	$6,436

The goodwill of $6.4 million consists of the synergies and scale expected from combining the operations and is currently deductible for tax purposes.

Note 4. Derivative Instruments

Foreign Currency

The Company’s policy is to manage the risks associated with foreign exchange rate movements. The policy allows hedging up to 100% of its anticipated purchases of inventory over a forward period that will not exceed 12 rolling and consecutive months. The Company may, from time to time, hedge currency for non-inventory purchases, e.g., production equipment, not to exceed 90% of the purchase price. During 2020, the Company executed various forward contracts, which met hedge accounting requirements, for the purchase of €19.7 million and sale of €21.4 million with maturity dates ranging from December 2020 to November 2021. The Company did not execute any forward contracts during 2019. At December 31, 2020, the Company had forward contracts for the purchase of €18.0 million and sale of €19.6 million. The foreign currency contracts’ fair value at December 31, 2020, resulted in an asset of $0.4 million included in Other current assets and a liability of $0.0 million included in Accrued liabilities. At December 31, 2019, the Company had no forward contracts.

Interest Rate Swaps

The Company’s policy is to manage interest rate risk by reducing the volatility of future cash flows associated with debt instruments bearing interest at variable rates. In March 2018, the Company executed various interest rate swap agreements for a notional amount of $70 million with an expiration of December 2022. The swap agreements fix LIBOR at 2.755%. The swap agreements met the hedge accounting requirements; thus, any change in fair value is recorded to other comprehensive income. The Company uses the Shortcut Method to account for the swap agreements. The Shortcut Method assumes the hedge to be perfectly effective; thus, there is no ineffectiveness to be recorded in earnings. The swap agreements’ fair values at December 31, 2020, and December 31, 2019, resulted in a liability of $3.7 million and $2.5 million, respectively, included in other long-term liabilities. Losses of $1.5 million, $0.3 million and $0.4 million were reclassified into interest expense for the year ending December 31, 2020, 2019 and 2018 respectively.

Note 5. Fair Value of Financial Instruments

The estimated fair value amounts have been determined by the Company using the methods and assumptions described below. However, considerable judgment is required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and Cash Equivalents

Cash and cash equivalents are, by definition, short-term. Thus, the carrying amount is a reasonable estimate of fair value.

Accounts Receivable

The fair value of accounts receivable approximates their carrying value due to their short-term nature.

Note Payable – Promissory Note

The fair value of the Promissory Note approximates its carrying value of $10.0 million due to the recency of the note’s issuance, related to the year ended December 31, 2020.

Note Payable – Unsecured Loan

The fair value of the Unsecured Note approximates its carrying value of $7.5 million due to the recency of the note’s issuance, related to the year ended December 31, 2020.
Note Payable – IVG

The fair value of the IVG Note approximated its carrying value of $4.2 million due to the recency of the note’s issuance, relative to the year ended December 31, 2019.

Long-Term Debt

The Company’s 2018 Credit Facility bears interest at variable rates that fluctuate with market rates. The carrying values of the long-term debt instruments approximate their respective fair values. As of December 31, 2020, the fair value of the 2018 First Lien Term Loan approximated $130.0 million. As of December 31, 2019, the fair value of the 2018 First Lien Term Loan approximated $146.0 million.

The Convertible Senior Notes bear interest at a rate of 2.50% per year. As of December 31, 2020, the fair value approximated $155.3 million, with a carrying value of $172.5 million. As of December 31, 2019, the fair value approximated $140.1 million, with a carrying value of $172.5 million.

See Note 13, “Notes Payable and Long-Term Debt”, for further information regarding the Company’s long-term debt.

Foreign Exchange

At December 31, 2020, the Company had forward contracts for the purchase of €18.0 million and sale of €19.6 million. At December 31, 2019, the Company had no forward contracts. The fair value of the foreign exchange contracts are based upon quoted market prices for similar instruments, thus leading to a level 2 distinction within the fair value hierarchy, and resulted in an asset of $0.4 million and a liability of $0.0 million as of December 31, 2020. As there were no open contracts as of December 31, 2019, there is no resulting balance sheet position related to the fair value.

Interest Rate Swaps

The Company had swap contracts for a total notional amount of $70 million at December 31, 2020 and 2019. The fair values of the swap contracts are based upon quoted market prices for similar instruments, thus leading to a level 2 distinction within the fair value hierarchy, and resulted in a liability of $3.7 million and $2.5 million, respectively, as of December 31, 2020 and 2019.

Note 6. Inventories

The components of inventories are as follows:

	December 31, 2020	December 31, 2019
Raw materials and work in process	$8,137	$7,050
Leaf tobacco	32,948	32,763
Finished goods - Zig-Zag Products	14,903	13,138
Finished goods - Stoker’s Products	9,727	5,680
Finished goods - NewGen Products	18,916	17,111
Other	1,225	989
Gross Inventory	$85,856	$76,731

The following represents the inventory valuation allowance roll-forward, for the years ended December 31:

	2020	2019
Balance at beginning of period	$(21,502)	$(2,504)

Charged to cost and expense	(2,867)	(20,001)
Deductions for inventory disposed	14,445	1,003
Balance at end of period	$(9,924)	$(21,502)

Note 7. Other Current Assets

Other current assets consists of:

	December 31, 2020	December 31, 2019
Inventory deposits	$7,113	$4,012
Insurance deposit	3,000	-
Prepaid taxes	813	3,673
Other	15,525	8,430
Total	$26,451	$16,115

Note 8. Property, Plant and Equipment

Property, plant and equipment consists of:

	December 31, 2020	December 31, 2019
Land	$22	$22
Buildings and improvements	2,750	2,655
Leasehold improvements	4,702	2,567
Machinery and equipment	15,612	14,516
Furniture and fixtures	9,025	8,502
Gross property, plant and equipment	32,111	28,262
Accumulated depreciation	(16,587)	(14,446)
Net property, plant and equipment	$15,524	$13,816

Note 9. Deferred Financing Costs

Deferred financing costs relating to the revolving credit facility consist of:

	December 31, 2020	December 31, 2019
Deferred financing costs, net of accumulated amortization of $705 and $410, respectively	$641	$890

Note 10. Goodwill and Other Intangible Assets

The following table summarizes goodwill by segment:

	Zig-Zag	Stoker’s	NewGen	Total
Balance as of December 31, 2018	$96,107	$32,590	$17,242	$145,939

Adjustments	-	-	1,907	1,907
Acquisitions	-	-	6,436	6,436
Balance as of December 31, 2019	$96,107	$32,590	$25,585	$154,282

Acquisitions	5,339	-	-	5,339
Balance as of December 31, 2020	$101,446	$32,590	$25,585	$159,621

The following tables summarize information about the Company’s allocation of other intangible assets. Gross carrying amounts of unamortized, indefinite life intangible assets are shown below:

	December 31, 2020				December 31, 2019
	Zig-Zag	Stoker’s	NewGen	Total	Stoker’s	NewGen	Total
Unamortized, indefinite life intangible assets:
Trade names	$-	$8,500	$10,786	$19,286	$10,871	$10,786	$21,657
Formulas	42,245	53	-	42,298	53	-	53
Total	$42,245	$8,553	$10,786	$61,584	$10,924	$10,786	$21,710

Amortized intangible assets included within the NewGen segment consists of:

	December 31, 2020		December 31, 2019
	Gross Carrying	Accumulated Amortization	Gross Carrying	Accumulated Amortization
Amortized intangible assets:
Customer relationships (useful life of 8-10 years)	$6,936	$3,111	$6,936	$2,283
Trade names (useful life of 15 years)	9,530	1,375	7,158	714
Master distribution agreement (useful life of 15 years)	5,489	183	-	-
Franchise agreements (useful life of 8 years)	780	228	780	130
Non-compete agreements (useful life of 3.5 years)	100	100	100	88
Total	$22,835	$4,997	$14,974	$3,215

During 2020, $2.4 million in trade names related to Wind River Brands in the Stoker’s Product segment were determined to no longer be indefinite lived and began to be amortized. Annual amortization expense for each of the next five years is estimated to be approximately $1.9 million for 2021 through 2024 and $1.2 million for 2025, assuming no additional transactions occur that require the amortization of intangible assets.

Note 11. Other Assets

Other assets consists of:

	December 31, 2020	December 31, 2019
Equity investments	$24,018	$5,421
Pension assets	-	1,686
Other	2,818	3,566
Total	$26,836	$10,673

In October 2020, the Company acquired a 20% stake in Wild Hempettes LLC (“Wild Hempettes”), a leading manufacturer of hemp cigarettes under the WildHemp™ and Hempettes™ brands, for $2.5 million. The Company has options to increase its stake to a 100% ownership position based on certain milestones. As part of the transaction, the Wild Hempettes joint venture was spun off from Crown Distributing LLC and formed as a vehicle for the Company to be the exclusive distributor of Hempettes™ to U.S. bricks and mortar retailers under a profit-sharing arrangement. The Company has provided Wild Hempettes with a secured line of credit up to $2.0 million with a term up to 5 years. The Company accounts for its investment in Wild Hempettes as an equity method investment. The Company recorded investment income of $0.1 million for 2020. Purchases of inventory from Wild Hempettes was $0.5 million in 2020. There were no amounts outstanding at December 31, 2020.

In October 2020, the Company invested $15.0 million in dosistTM, a global cannabinoid company, with an option to invest an additional $15.0 million on pre-determined terms over the next 12 months. The Company received a warrant to receive preferred shares of dosistTM that will automatically be exercised upon the changing of federal laws in the United States, rescheduling cannabis and/or permitting the general cultivation, distribution and possession of cannabis. There were no purchases of inventory from dosistTM in 2020.

In October 2020, the Company invested $1.8 million in BOMANI Cold Buzz, LLC (“BOMANI”), a manufacturer of alcohol-infused cold brew coffee. The Company received rights to receive equity in BOMANI in the event of an equity financing. There were no purchases of inventory from BOMANI in 2020.

The Company has a minority ownership position in Canadian American Standard Hemp (“CASH”). CASH is headquartered in Warwick, Rhode Island, and manufactures cannabidiol isolate (“CBD”) developed through highly efficient and proprietary processes. The investment in CASH positions the Company to participate in the market for hemp-derived products. In the fourth quarter 2019 CASH completed a fundraising round, resulting in the fair value of our investment increasing to $4.0 million. This resulted in a gain of $2 million which is recorded in investment income for 2019. In October 2020, CASH merged with Real Brands, Inc. (“Real Brands”), an over the counter traded shell company. CASH will continue business under the Real Brands name. The Company maintained its ownership position in Real Brands subsequent to the merger. Purchases of inventory from CASH were $0.0 million and $0.6 million in 2020 and 2019, respectively. There were no amounts outstanding at December 31, 2020 and 2019.

In December 2018, the Company acquired a minority ownership position in General Wireless Operations, Inc. (d/b/a RadioShack; “RadioShack”) from 5G gaming LLC, which is owned by Standard General LP, for $0.4 million. Standard General LP has a controlling interest in the Company and qualifies as a related party. The Company will work together with RadioShack on product development and sourcing teams in China. Furthermore, the Company paid $0.0 and 0.2 million in consulting fees in 2020 and 2019, respectively. There were no amounts outstanding at December 31, 2020 and 2019.

Note 12. Accrued Liabilities

Accrued liabilities at consists of:

	December 31, 2020	December 31, 2019
Accrued payroll and related items	$9,459	$5,267
Customer returns and allowances	5,259	6,160
Taxes payable	4,326	705
Lease liabilities	3,228	2,218
Accrued interest	2,096	1,909
Other	10,857	10,261
Total	$35,225	$26,520

Note 13. Notes Payable and Long-Term Debt

Notes payable and long-term debt consists of the following in order of preference:

	December 31, 2020	December 31, 2019
2018 First Lien Term Loan	$130,000	$146,000
Convertible Senior Notes	172,500	172,500
Note payable - Promissory Note	10,000	-
Note payable - Unsecured Loan	7,485	-
Note payable - IVG	-	4,240
Gross notes payable and long-term debt	319,985	322,740
Less deferred finance charges	(5,873)	(7,660)
Less current maturities	(12,000)	(15,240)
Net notes payable and long-term debt	$302,112	$299,840

2018 Credit Facility

On March 7, 2018, the Company entered into $250 million of credit facilities consisting of a $160 million 2018 First Lien Term Loan and a $50 million 2018 Revolving Credit Facility (collectively, the “2018 First Lien Credit Facility”), in each case, with Fifth Third Bank, as administrative agent, and other lenders, in addition to a $40 million 2018 Second Lien Term Loan (the “2018 Second Lien Credit Facility,” and, together with the 2018 First Lien Credit Facility, the “2018 Credit Facility”) with Prospect Capital Corporation, as administrative agent, and other lenders. The 2018 Credit Facility contains a $40 million accordion feature. Proceeds from the 2018 Credit Facility were used to repay, in full, the 2017 Credit Facility. The Company incurred a loss on extinguishment of debt of $2.4 million in the first quarter of 2018 as a result of the refinancing.

The 2018 Credit Facility contains customary events of default including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other material indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, certain ERISA events, judgments in excess of specified amounts, and change in control defaults. The 2018 Credit Facility also contains certain negative covenants customary for facilities of these types including covenants that, subject to exceptions described in the 2018 Credit Facility, restrict the ability of the Company and its subsidiary guarantors: (i) to pledge assets, (ii) to incur additional indebtedness, (iii) to pay dividends, (iv) to make distributions, (v) to sell assets, and (vi) to make investments. See Note 23, “ Dividends”, for further information regarding dividend restrictions.

2018 First Lien Credit Facility: The 2018 First Lien Term Loan and the 2018 Revolving Credit Facility bear interest at LIBOR plus a spread of 2.75% to 3.50% based on the Company’s senior leverage ratio. The 2018 First Lien Term Loan has quarterly required payments of $2.0 million beginning June 30, 2018, increasing to $3.0 million on June 30, 2020, and increasing to $4.0 million on June 30, 2022. The 2018 First Lien Credit Facility has a maturity date of March 7, 2023. The 2018 First Lien Term Loan is secured by a first priority lien on substantially all of the assets of the borrowers and the guarantors thereunder, including a pledge of the Company’s capital stock, other than certain excluded assets (the “Collateral”). In connection with the Convertible Senior Notes offering, the Company entered into a First Amendment (“the Amendment”) to the First Lien Credit Agreement, with Fifth Third Bank, as administrative agent, and other lenders and certain other lender parties thereto. The Amendment was entered into primarily to permit the Company to issue up to $200 million of convertible senior notes, enter into certain capped call transactions in connection with the issuance of such notes and to use the proceeds from the issuance of the notes to repay amounts outstanding under the Company’s Second Lien Credit Agreement and use the remaining proceeds for acquisitions and investments. In connection with the Amendment, fees of $0.7 million were incurred. The 2018 First Lien Credit Facility contains certain financial covenants, which were amended in connection with the Convertible Senior Notes offering in the third quarter 2019. The covenants include maximum senior leverage ratio of 3.00x with step-downs to 2.50x, a maximum total leverage ratio of 5.50x with step-downs to 5.00x, and a minimum fixed charge coverage ratio of 1.20x. In the first quarter of 2020, the financial covenants were amended to permit certain add-backs related to PMTA in the definition of Consolidated EBITDA for the period of October 1, 2019 until September 30, 2020. In connection with the amendment, fees of $0.2 million were incurred. Based on an excess cash covenant for the facility, a principal payment of $4.5 million was due in the second quarter 2019. All parties agreed to waive the payment, resulting in consent fees of $0.1 million. The weighted average interest rate of the 2018 First Lien Term Loan was 2.9% at December 31, 2020. At December 31, 2020, the Company had no borrowings outstanding under the 2018 Revolving Credit Facility. The $50.0 million unused portion of the 2018 Revolving Credit Facility is reduced by letters of credit from Fifth Third Bank totaling $3.6 million, resulting in $46.4 million of availability under the 2018 Revolving Credit Facility at December 31, 2020.

2018 Second Lien Credit Facility: The 2018 Second Lien Credit Facility bore interest at a rate of LIBOR plus 7.00% and had a maturity date of March 7, 2024. The 2018 Second Lien Term Loan was secured by a second priority interest in the Collateral and was guaranteed by the same entities as the 2018 First Lien Term Loan. The 2018 Second Lien Credit Facility contained certain financial covenants including a maximum senior leverage ratio of 3.75x with step-downs to 3.50x, a maximum total leverage ratio of 4.75x with step-downs to 4.50x, and a minimum fixed charge coverage ratio of 1.10x. Based on an excess cash covenant for the facility, a $4.5 million principal payment was made in the second quarter 2019, resulting in a $0.2 million loss on extinguishment of debt. The Company used a portion of the proceeds from the issuance of the Convertible Senior Notes to prepay all outstanding amounts related to the 2018 Second Lien Credit Facility in the third quarter 2019. The principal paid in the third quarter amounted to $35.5 million, and the transaction resulted in a $1.1 million loss on extinguishment of debt.

Convertible Senior Notes

In July 2019 the Company closed an offering of $172.5 million in aggregate principal amount of our 2.50% Convertible Senior Notes due July 15, 2024 (the “Convertible Senior Notes”). The Convertible Senior Notes bear interest at a rate of 2.50% per year, payable semiannually in arrears on January 15 and July 15 of each year, beginning on January 15, 2020. The Convertible Senior Notes will mature on July 15, 2024, unless earlier repurchased, redeemed or converted. The Convertible Senior Notes are senior unsecured obligations of the Company.

The Convertible Senior Notes are convertible into approximately 3,202,808 shares of our voting common stock under certain circumstances prior to maturity at a conversion rate of 18.567 shares per $1,000 principal amount of the Convertible Senior Notes, which represents a conversion price of approximately $53.86 per share, subject to adjustment under certain conditions, but will not be adjusted for any accrued and unpaid interest. Upon conversion, the Company may pay cash, shares of common stock or a combination of cash and stock, as determined by the Company at its discretion. The conditions required to allow the holders to convert their Convertible Senior Notes were not met as of December 31, 2020.

The Company early adopted ASU 2020-06 effective January 1, 2021 on a retrospective basis to all periods presented. Under ASU 2020-06, the Company will account for the Convertible Senior Notes entirely as a liability and will no longer separately account for the Convertible Senior Notes with liability and equity components. See Note 2 for further discussion of the impact of the adoption of ASU 2020-06.

The Company incurred debt issuance costs attributable to the Convertible Senior Notes of $5.9 million which are amortized to interest expense using the effective interest method over the expected life of the Convertible Senior Notes.

In connection with the Convertible Senior Notes offering, the Company entered into privately negotiated capped call transactions with certain financial institutions. The capped call transactions have a strike price of $53.86 per and a cap price of $82.86 per, and are exercisable when, and if, the Convertible Senior Notes are converted. The Company paid $20.53 million for these capped calls and charged that amount to additional paid-in capital.

Promissory Note

On June 10, 2020, in connection with the acquisition of certain Durfort assets, the Company issued the Promissory Note in the principal amount of $10.0 million (the “Principal Amount”), with an annual interest rate of 7.5%, payable quarterly, with the first payment due September 10, 2020. The Principal Amount is payable in two $5.0 million installments, with the first installment due 18 months after the closing date of the acquisition (June 10, 2020), and the second installment due 36 months after the closing date of the acquisition. The second installment is subject to reduction for certain amounts payable to the Company as a holdback.

Unsecured Loan

On April 6, 2020, the 2018 First Lien Credit Facility was amended to allow for an unsecured loan under the Coronavirus Aid, Relief, and Economic Security Act of 2020 (“CARES”). On April 17, 2020, National Tobacco Company, L.P., a subsidiary of the Company, entered into a loan agreement with Regions Bank guaranteed by the Small Business Administration for a $7.5 million unsecured loan. The proceeds of the loan were received on April 27, 2020. The loan is scheduled to mature on April 17, 2022 and has a 1.00% interest rate.

Note Payable – IVG

In September 2018, the Company issued a note payable to IVG’s former shareholders (“IVG Note”). The IVG Note is $4.0 million principal with 6.0% interest compounding annually and matures on March 5, 2020. All principal and accrued and unpaid interest under the IVG Note were subject to indemnification obligations of the sellers pursuant to the International Vapor Group Stock Purchase Agreement dated as of September 5, 2018. The carrying amount of the IVG Note was $4.2 million as of December 31, 2019. During 2020, the carrying amount of the IVG Note, $4.2 million, was deposited into an escrow account pending agreement with the sellers of any indemnification obligations.

Note 14. Income Taxes

Income tax expense (benefit) for the years ended December 31 consists of the following components:

	2020			2019			2018
	Current	Deferred	Total	Current	Deferred	Total	Current	Deferred	Total
Federal	$5,285	$3,642	$8,927	$5,281	$(2,626)	$2,655	$2,326	$3,175	$5,501
State and Local	1,930	1,100	3,030	982	(774)	208	1,394	(590)	804
Total	$7,215	$4,742	$11,957	$6,263	$(3,400)	$2,863	$3,720	$2,585	$6,305

Deferred tax assets and liabilities consists of:

	December 31, 2020		December 31, 2019
	Assets	Liabilities	Assets	Liabilities
Inventory	$2,567	$-	$6,221	$-
Property, plant, and equipment	-	3,107	-	2,076
Goodwill and other intangible assets	-	8,144	-	7,672
Accrued pension and post-retirement costs	-	-	-	943
State NOL carryforward	2,236	-	3,225	-
Unrealized loss on investments	876	-	580	-
Leases	4,920	4,557	3,393	3,099
Original issue discount	3,800	-	4,806	-
Other	6,611	2,356	4,407	555
Gross deferred income taxes	21,010	18,164	22,632	14,345
Valuation allowance	(2,236)	-	(3,225)	-
Net deferred income taxes	$18,774	$18,164	$19,407	$14,345

At December 31, 2020, the Company had state NOL carryforwards for income tax purposes of approximately $52.9 million, which expire between 2025 and 2040, $21.2 million of which has an indefinite carryforward period. The Company has determined that, at December 31, 2020 and 2020, its ability to realize future benefits of its state NOL carryforwards does not meet the “more likely than not” criteria in ASC 740, Income Taxes. Therefore, a valuation allowance of $2.2 million and $3.2 million has been recorded at December 2020 and 2019, respectively.

ASC 740-10-25 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company has determined that they did not have any uncertain tax positions requiring recognition as a result of the provisions of ASC 740-10-25. The Company’s policy is to recognize interest and penalties accrued on uncertain tax positions as part of interest expense. For the years ended December 31, 2020, 2019, and 2018, no estimated interest or penalties were recognized for the uncertainty of tax positions taken. The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. In general, the Company is no longer subject to U.S. federal and state tax examinations for years prior to 2017.

Reconciliation of the federal statutory rate and the effective income tax rate for the years ended December 31 is as follows:

	2020	2019	2018
Federal statutory rate	21.0%	21.0%	21.0%
State taxes	2.9%	0.7%	3.3%
Permanent differences	-1.6%	-5.6%	-2.9%
Other	4.7%	-3.1%	-0.8%
Valuation allowance	-3.2%	2.0%	-0.7%
Effective income tax rate	23.8%	15.0%	19.9%

The permanent differences for the year ended December 31, 2020, 2019, and 2018 are primarily related to income tax benefits of $3.3 million ($0.7 million tax effected), $4.6 million ($1.0 million tax effected), and $5.4 million ($1.1 million tax effected), respectively, as a result of stock option exercises.

Note 15. Pension and Postretirement Benefit Plans

The Company had a defined benefit pension plan. Benefits for hourly employees were based on a stated benefit per year of service, reduced by amounts earned in a previous plan. Benefits for salaried employees were based on years of service and the employees’ final compensation. The defined benefit pension plan was frozen. The Company’s policy was to make the minimum amount of contributions that can be deducted for federal income taxes. The Company made no contributions to the pension plan in 2020. In the second quarter of 2018, the Company made mutually agreed upon lump-sum payments to certain individuals covered by the defined benefit pension plan which resulted in a curtailment loss of approximately $0.3 million during the second quarter of 2018, which is reported within “Net periodic benefit (income), excluding service cost” within the Consolidated Statements of Income. In the fourth quarter 2019, the Company elected to terminate the defined benefit pension plan, effective December 31, 2019 with final distributions made in the third quarter of 2020.

The Company sponsored a defined benefit postretirement plan that covered hourly employees. This plan provided medical and dental benefits. This plan was contributory with retiree contributions adjusted annually. The Company’s policy was to make contributions equal to benefits paid during the year. In the fourth quarter 2019, the Company amended the plan to cease benefits effective June 30, 2020. The plan amendment eliminated a significant amount of the benefits under the plan, resulting in a curtailment of $3.2 million. The curtailment resulted in $1.8 million being reclassified from other comprehensive income to income. The total gain on the curtailment was $4.9 million and is recorded in Net periodic benefit (income), excluding service cost in the income statement.

The following tables provide a reconciliation of the changes in the plans’ benefit obligations and fair value of assets for the years ended December 31, 2020 and 2019, and a statement of the funded status:

	Pension Benefits		Postretirement Benefits
	2020	2019	2020	2019
Reconciliation of benefit obligations:
Benefit obligation at January 1	$14,217	$13,700	$115	$3,305
Service cost	-	104	-	-
Interest cost	190	520	-	101
Actuarial loss (gain)	249	916	(83)	-
Assumptions	-	-	-	-
Settlement/curtailment	(1,869)	-	-	(3,207)
Annuities purchased	(12,116)	-	-	-
Benefits paid	(671)	(1,023)	(32)	(84)
Benefit obligation at December 31	$-	$14,217	$-	$115

Reconciliation of fair value of plan assets:
Fair value of plan assets at January 1	$15,903	$14,923	$-	$-
Actual return on plan assets	1,139	2,003	-	-
Employer contributions	-	-	32	84
Settlement/curtailment	(1,869)	-	-	-
Annuities purchased	(12,116)	-	-	-
Benefits paid	(671)	(1,023)	(32)	(84)
Asset reversion upon termination	(2,386)	-	-	-
Fair value of plan assets at December 31	$-	$15,903	$-	$-

Funded status:
Funded status at December 31	$-	$1,686	$-	$(115)
Unrecognized net actuarial loss (gain)	-	1,827	-	(54)
Net amount recognized	$-	$3,513	$-	$(169)

Accumulated benefit obligations did not exceed plan assets at December 31, 2019, for the Company’s pension plan.

The asset allocation for the Company’s defined benefit plan, by asset category, follows:

Percentage of Plan Assets at December 31,
2019
Asset category:
Debt securities	88.5%
Cash	11.5%
Total	100.0%

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is the description of the valuation methodologies used for assets measured at fair value subsequent to initial recognition. These methods may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with those of other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date. There have been no changes in the methodologies used at December 31, 2019.

•	Pooled Separate Accounts. Valued at the net asset value (NAV) of shares held by the plan at year end.

•	Guaranteed Deposit Account. Valued at contract value, which approximates fair value.

•	Assets measured at fair value on a recurring basis. The table below presents the balances of the plan’s assets measured at fair value on a recurring basis by level within the fair value hierarchy:

	Total	Level 1	Level 2	Level 3
Pooled separate accounts	$14,079	$-	$14,079	$-
Guaranteed deposit account	1,824	-	-	1,824
Total assets at fair value as of December 31, 2019	$15,903	$-	$14,079	$1,824

The table below sets forth a summary of the changes in the fair value of the Guaranteed Deposit Account:

Guaranteed Deposit Account
Balance at January 1, 2019	$2,265
Total gains (losses), realized/unrealized
Return on plan assets	45
Purchases, sales, and settlements, net	(486)
Balance at December 31, 2019	$1,824

Total gains (losses), realized/unrealized
Return on plan assets	$32
Purchases, sales, and settlements, net	(1,856)
Balance at December 31, 2020	$-

The Company’s investment philosophy was to earn a reasonable return without subjecting plan assets to undue risk. The Company used one management firm to manage plan assets, which were invested in equity and debt securities. The Company’s investment objective was to match the duration of the debt securities with the expected payments.

The following table provides the amounts recognized in the consolidated balance sheets as of December 31:

	Pension Benefits		Postretirement Benefits
	2020	2019	2020	2019
Prepaid asset	$-	$1,686	$-	$-
Accrued benefit cost	-	-	-	(115)
Accumulated other comprehensive loss, unrecognized net gain (loss)	-	1,827	-	(54)
Total	$-	$3,513	$-	$(169)

No amounts will be recognized in net periodic benefit costs from accumulated other comprehensive income in 2021 for the pension or post retirement plan as both plans have been terminated.

The following table provides the components of net periodic pension and postretirement benefit costs and total costs for the plans for the years ended December 31:

	Pension Benefits			Postretirement Benefits
	2020	2019	2018	2020	2019	2018
Service cost	$-	$104	$104	$-	$-	$-
Interest cost	190	520	553	-	101	117
Expected return on plan assets	(322)	(645)	(949)	-	-	-
Amortization of (gains) losses	72	147	186	(131)	(169)	(81)
Settlement and Curtailment loss (gain)	1,180	-	306	-	(4,915)	-
Net periodic benefit cost	$1,120	$126	$200	$(131)	$(4,983)	$36

The Company was required to make assumptions regarding such variables as the expected long-term rate of return on plan assets and the discount rate applied to determine service cost and interest cost. The rate of return on assets used was determined based upon analysis of the plans’ historical performance relative to the overall markets and mix of assets. The assumptions listed below represent management’s review of relevant market conditions and have been adjusted as appropriate. A discount rate was not used for pension benefits in 2020 as all benefits were distributed during the year. A discount rate was not used for postretirement benefits in 2019 as all benefits were to be paid in less than one year. The Company used a discount rate of 3.0% as the weighted average assumption in the measurement of the its benefit obligation in 2019. The Company used a discount of 4.0% and an expected rate of return on plan assets of 4.5% as the weighted average assumptions to determine net periodic pension and postretirement costs in 2019.

The Company also sponsors a voluntary 401(k) retirement savings plan. Eligible employees may elect to contribute up to 15% of their annual earnings subject to certain limitations. For the 2020 and 2019 Plan Years, the Company contributed 4% to those employees contributing 4% or greater. For those employees contributing less than 4%, the Company matched the contribution by 100%. Additionally, for all years presented, the Company made discretionary contributions of 1% to all employees, regardless of an employee’s contribution level. Company contributions to this plan were approximately $1.6 million for 2020, $1.5 million for 2019, and $1.2 million for 2018.

Note 16. Lease Commitments

As of January 1, 2019, the Company adopted ASU 2016-02, Leases (Topic 842). The main impact to the financial statements was the recognition of lease liabilities and right of use assets. The Company’s leases consist primarily of leased property for manufacturing warehouse, head offices and retail space as well as vehicle leases. In general, the Company does not recognize any renewal periods within the lease terms as there are not significant barriers to ending the lease at the initial term.  Lease and non-lease components are accounted for as a single lease component.

Leases with an initial term of 12 months or less are not recorded on the balance sheet.  Lease expense for these leases is recognized on a straight-line basis over the lease term.

The components of lease expense consists of the following:

	For the year ended December 31,
	2020	2019
Operating lease cost
Cost of sales	$908	$874
Selling, general and administrative	2,402	2,973
Variable lease cost (1)	587	463
Short-term lease cost	131	147
Sublease income	(120)	(110)
Total	$3,908	$4,347

(1)	Variable lease cost includes elements of a contract that do not represent a good or service but for which the lessee is responsible for paying.

	December 31, 2020	December 31, 2019
Assets:
Right of use assets	$17,918	$12,130
Total lease assets	$17,918	$12,130

Liabilities:
Current lease liabilities (2)	$3,228	$2,218
Long-term lease liabilities	16,117	11,067
Total lease liabilities	$19,345	$13,285

(2)	Reported within accrued liabilities on the balance sheet

	As of December 31,
	2020	2019
Weighted-average remaining lease term - operating leases	7.2 years	8.1 years
Weighted-average discount rate - operating leases	4.93%	6.07%

Nearly all the lease contracts for the Company do not provide a readily determinable implicit rate. For these contracts, the Company estimated the incremental borrowing rate based on information available upon adoption of ASU 2016-02. The Company applied a consistent method in periods after the adoption of ASU 2016-02 to estimate the incremental borrowing rate.

Maturities of lease liabilities consisted of the following:

December 31, 2020
2021	$4,021
2022	3,731
2023	3,462
2024	2,417
2025	2,056
Years thereafter	7,428
Total lease payments	$23,115
Less: Imputed interest	3,770
Present value of lease liabilities	$19,345

Minimum lease payments for operating leases that had initial or remaining non-cancelable lease terms in excess of one year consisted of the following:

Year	Payments
2021	$2,909
2022	2,653
2023	2,417
2024	2,374
2025	2,056
Years thereafter	7,428
Total	$19,837

At December 31, 2019, the Company had operating leases with lease liabilities of $1.5 million which had not yet commenced. The leases are primarily related to vehicles for business use. The Company recognized $0.1 and $0.3 million in impairments of right of use assets in 2020 and 2019, respectively, related to store closures.

Note 17. Share Incentive Plans

On April 28, 2016, the Board of Directors of the Company adopted the Turning Point Brands, Inc., 2015 Equity Incentive Plan (the “2015 Plan”), pursuant to which awards may be granted to employees, non-employee directors, and consultants. In addition, the 2015 Plan provides for the granting of nonqualified stock options to employees of the Company or any subsidiary of the Company. Pursuant to the 2015 Plan, 1,400,000 shares of the Company’s voting common stock are reserved for issuance as awards to employees, non-employee directors, and consultants as compensation for past or future services or the attainment of certain performance goals. The 2015 Plan is scheduled to terminate on April 27, 2026. The 2015 Plan is administrated by a committee (the “Committee”) of the Company’s Board of Directors. The Committee determines the vesting criteria for the awards, with such criteria to be specified in the award agreement. As of December 31, 2020, 16,159 shares of restricted stock, 459,411 performance-based restricted stock units, and 608,728 options have been granted to employees of the Company under the 2015 Plan, net of forfeitures. There are 315,702 shares available for grant under the 2015 Plan.

On February 8, 2006, the Board of Directors of the Company adopted the 2006 Equity Incentive Plan (the “2006 Plan”) of North Atlantic Holding Company, Inc., pursuant to which awards may be granted to employees. The 2006 Plan provides for the granting of nonqualified stock options and restricted stock awards to employees. Upon the adoption of the Company’s 2015 Equity Incentive Plan in connection with its IPO, the Company determined no additional grants would be made under the 2006 Plan. However, all awards issued under the 2006 Plan that have not been previously terminated or forfeited remain outstanding and continue unaffected. There are no shares available for grant under the 2006 Plan. Stock option activity for the 2006 and 2015 Plans is summarized below:

	Stock Option Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Outstanding, December 31, 2018	659,574	$9.00	$3.34
Granted	180,780	43.89	14.34
Exercised	(129,067)	5.72	2.58
Forfeited	(14,571)	34.55	11.10
Outstanding, December 31, 2019	696,716	18.13	6.17
Granted	155,000	14.85	4.41
Exercised	(135,146)	6.37	2.74
Forfeited	(5,510)	27.25	8.64
Outstanding, December 31, 2020	711,060	$19.58	$6.42

Under the 2006 Plan, the total intrinsic value of options exercised during the years ended December 31, 2020, 2019, and 2018, was $3.7 million, $5.0 million, and $5.7 million, respectively.

At December 31, 2020, under the 2006 Plan, the outstanding stock options’ exercise price for 200,767 options is $3.83 per share, all of which are exercisable. The weighted average of the remaining lives of the outstanding stock options is approximately 2.9 years for the options with the $3.83 exercise price. The Company estimates the expected life of these stock options is ten years from the date of grant. For the $3.83 per share options, the weighted average fair value of options was determined using the Black-Scholes model assuming a ten-year life from grant date, a current share price and exercise price of $3.83, a risk-free interest rate of 3.57%, a volatility of 40%, and no assumed dividend yield. Based on these assumptions, the fair value of these options is approximately $2.17 per share option granted.

At December 31, 2020, under the 2015 Plan, the risk-free interest rate is based on the U.S. Treasury rate for the expected life at the time of grant. The expected volatility is based on the average long-term historical volatilities of peer companies. We intend to continue to consistently use the same group of publicly traded peer companies to determine expected volatility until sufficient information regarding volatility of our share price becomes available or the selected companies are no longer suitable for this purpose. Due to our limited trading history, we are using the “simplified method” to calculate expected holding periods, which represent the periods of time for which options granted are expected to be outstanding. We will continue to use this method until we have sufficient historical exercise experience to give us confidence in the reliability of our calculations. The fair values of these options were determined using the Black-Scholes option pricing model.

The following table outlines the assumptions based on the number of options granted under the 2015 Plan.

	February 10, 2017	May 17, 2017	March 7, 2018	March 13, 2018	March 20, 2019	October 24, 2019	March 18, 2020
Number of options granted	40,000	93,819	98,100	26,000	155,780	25,000	155,000
Options outstanding at December 31, 2020	27,050	55,880	78,132	26,000	145,831	25,000	152,400
Number exercisable at December 31, 2020	27,050	55,880	50,050	26,000	49,617	8,250	-
Exercise price	$13.00	$15.41	$21.21	$21.49	$47.58	$20.89	$14.85
Remaining lives	6.12	6.38	7.19	7.20	8.22	8.82	9.22
Risk free interest rate	1.89%	1.76%	2.65%	2.62%	2.34%	1.58%	0.79%
Expected volatility	27.44%	26.92%	28.76%	28.76%	30.95%	31.93%	35.72%
Expected life	6.000	6.000	6.000	5.495	6.000	6.000	6.000
Dividend yield	-	-	0.83%	0.82%	0.42%	0.95%	1.49%
Fair value at grant date	$3.98	$4.60	$6.37	$6.18	$15.63	$6.27	$4.41

The Company has recorded compensation expense related to the options based on the provisions of ASC 718 under which the fixed portion of such expense is determined as the fair value of the options on the date of grant and amortized over the vesting period. The Company recorded compensation expense related to the options of approximately $1.2 million, $1.7 million and $0.7 million for the years ended December 31, 2020, 2019 and 2018, respectively. Total unrecognized compensation expense related to options at December 31, 2020, is $0.6 million, which will be expensed over 1.48 years.

Performance-based restricted stock units (“PRSUs”) are restricted stock units subject to both performance-based and service-based vesting conditions. The number of shares of common stock a recipient will receive upon vesting of a PRSU will be calculated by reference to certain performance metrics related to the Company’s performance over a five-year period. PRSUs will vest on the measurement date, which is no more than 65 days after the performance period, provided the applicable service and performance conditions are satisfied. At December 31, 2020, there are 459,411 PRSUs outstanding, all of which are unvested.

	March 31, 2017	March 7, 2018	March 20, 2019	March 20, 2019	July 19, 2019	March 18, 2020	December 28, 2020
Number of PRSUs granted	94,000	96,000	92,500	4,901	88,582	94,000	88,169
PRSUs outstanding at December 31, 2020	79,500	93,000	84,550	-	21,342	92,850	88,169
Fair value as of grant date	$15.60	$21.21	$47.58	$47.58	$52.15	$14.85	$46.42
Remaining lives	1.00	2.00	3.00	-	2.00	4.00	3.00

The Company recorded compensation expense related to the PRSUs of approximately $1.4 million, $1.9 million and $0.6 million in the consolidated statements of income for the years ended December 31, 2020, 2019 and 2018, respectively, based on the probability of achieving the performance condition. Total unrecognized compensation expense related to these awards at December 31, 2020, is $8.6 million, which will be expensed over the service period based on the probability of achieving the performance condition.

Note 18. Contingencies

On October 9, 2020, a purported stockholder of Turning Point Brands, Inc., Paul-Emile Berteau, filed a complaint in the Delaware Court of Chancery relating to the Agreement and Plan of Merger and Reorganization, dated as of April 7, 2020, by and among TPB, SDI and Merger Sub (the “SDI Merger”). The complaint asserts two derivative counts purportedly on behalf of TPB for breaches of fiduciary duty against the Board of Directors of Turning Point Brands, Inc. and other parties. The third count asserts a direct claim against the Company and its Board of Directors seeking a declaration that TPB’s Bylaws are inconsistent with TPB’s certificate of incorporation. While the Company believes it has good and valid defenses to the claims, there can be no assurance that the Company will prevail in this case, and it could have a material adverse effect on the Company’s business and results of operations.

Other major tobacco companies are defendants in product liability claims. In a number of these cases, the amounts of punitive and compensatory damages sought are significant and could have a material adverse effect on our business and results of operations. The Company is subject to several lawsuits alleging personal injuries resulting from malfunctioning vaporizer devices or consumption of e-liquids and may be subject to claims in the future relating to our other NewGen products. The Company is still evaluating these claims and the potential defenses to them. For example, the Company did not design or manufacture the products at issue; rather, we were merely the distributor. Nonetheless, there can be no assurance that we will prevail in these cases, and they could have a material adverse effect on our financial position, results of operations or cash flows.

We have two franchisor subsidiaries. Like many franchise businesses, in the ordinary course of their business, these subsidiaries are from time to time responding parties to arbitration demands brought by franchisees. One of our subsidiaries, which we acquired in 2018, is the franchisor of the VaporFi system. This subsidiary is a responding party in an arbitration brought by a franchisee claiming, among other things, violations of Federal Trade Commission Rules and Florida law. These allegations relate to the franchise disclosure document (FDD) utilized by the franchise system, a small vapor store chain, prior to our acquisition in 2018. We believe that we have good and valid substantive defenses against these claims and will vigorously defend ourselves in the arbitration.

We have also been named in a lawsuit brought by a different franchisee represented by the same firm that represents the plaintiff in the action described above. This case relates to the termination of the franchise agreement by the franchisor for failure to pay franchising fees and our subsequent demand that the franchisee cease using our marks and de-image locations formerly housing the franchises. The franchisee filed suit against us in the U.S. District Court for the Southern District of Florida sixteen months after our demand. The franchisee is claiming tortious interference and conversion. We believe that the suit was improperly brought before the U.S. District Court for the South District of Florida because the related franchising agreements included a mandatory arbitrary clause. We also believe we have valid substantive defenses against the claims and intend on vigorously defending our interests in this matter.

We have several subsidiaries engaged in making, distributing and retailing (online and in bricks-and-mortar) vapor products. As a result of the overall publicity and controversy surrounding the vapor industry generally, many companies have received informational subpoenas from various regulatory bodies and in some jurisdictions regulatory lawsuits have been filed regarding marketing practices and possible underage sales. We expect that our subsidiaries will be subject to some such cases and investigative requests. In the acquisition of the vapor businesses, we negotiated financial “hold-backs”, which we expect to be able to use to defray expenses associated with the information production and the cost of defending any such lawsuits. To the extent that litigation becomes necessary, we believe that the subsidiaries have strong factual and legal defenses against claims that they unfairly marketed vapor products.

Note 19. Legal Settlement

The company engaged in discussions and mediation with VMR Products LLC (“VMR”), which was acquired in 2018. Pursuant to a Distribution and Supply agreement (“VMR Agreement”), VMR was providing the Company with V2 e-cigarettes for the exclusive distribution in bricks-and-mortar stores in the United States. Under the terms of the VMR Agreement, in the event of termination following a change in control, the acquirer was required to make a payment to the Company under a formula designed to provide the Company with a fair share of the value created by the Company’s performance under the VMR Agreement. The discussions have been completed and the Company received $6.7 million in the second quarter 2019 to settle the issue. Net of legal costs and reserves for anticipated future returns associated with the discontinuance, the Company recorded a $5.5 million gain in the second quarter of 2019, which was recorded as a reduction to selling, general, and administrative expenses.

Note 20. Income Per Share

The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations of net income:

	December 31, 2020			December 31, 2019			December 31, 2018
	Income	Shares	Per Share	Income	Shares	Per Share	Income	Shares	Per Share
Basic EPS:
Numerator
Consolidated net income	$38,192			$16,233			$25,327

Denominator
Weighted average		19,398,474	$1.97		19,627,093	$0.83		19,355,607	$1.31

Diluted EPS:
Numerator
Consolidated net income	$38,192			$16,233			$25,327
Interest expense related to Convertible Senior Notes	4,188			1,958			-
Diluted consolidated net income	$42,380			$18,191			$25,327

Denominator
Basic weighted average		19,398,474			19,627,093			19,355,607
Convertible Senior Notes		3,202,808			3,202,808			-
Stock options		336,159			410,447			471,955
		22,937,441	$1.85		23,240,348	$0.78		19,827,562	$1.28

Note 21. Segment Information

In accordance with ASC 280, Segment Reporting, the Company has three reportable segments, (1) Zig-Zag Products; (2) Stoker’s Products; and (3) NewGen Products. The Zig-Zag Products segment markets and distributes (a) rolling papers, tubes, and related products; and (b) finished cigars and MYO cigar wraps. The Stoker’s Products segment (a) manufactures and markets moist snuff and (b) contracts for and markets loose leaf chewing tobacco products. The NewGen Products segment (a) markets and distributes CBD, liquid vapor products and certain other products without tobacco and/or nicotine; (b) distributes a wide assortment of products to non-traditional retail outlets via VaporBeast; and (c) markets and distributes a wide assortment of products to individual consumers via the VaporFi B2C online platform. Products in the Zig-Zag Products and Stoker’s Products segments are distributed primarily through wholesale distributors in the United States while products in the NewGen Products segment are distributed primarily through e-commerce to non-traditional retail outlets and direct to consumers in the United States. The Other segment includes the costs and assets of the Company not assigned to one of the three reportable segments such as intercompany transfers, deferred taxes, deferred financing fees, and investments in subsidiaries. The Company had no customer that accounted for more than 10% of net sales in 2020, 2019, or 2018.

The accounting policies of these segments are the same as those of the Company. Corporate costs are not directly charged to the three reportable segments in the ordinary course of operations. The Company evaluates the performance of its segments and allocates resources to them based on operating income.

The tables below present financial information about reported segments:

	For the year ended December 31,
	2020	2019	2018
Net sales
Zig-Zag products	$132,812	$108,733	$111,507
Stoker’s products	115,866	99,894	90,031
NewGen products	156,433	153,362	131,145
Total	$405,111	$361,989	$332,683

Gross profit
Zig-Zag products	$78,278	$59,414	$57,050
Stoker’s products	61,764	52,620	46,541
NewGen products	49,948	25,083	39,026
Total	$189,990	$137,117	$142,617

Operating income (loss)
Zig-Zag products	$61,932	$45,086	$42,657
Stoker’s products	45,042	35,008	28,971
NewGen products	5,801	(20,629)	6,752
Corporate unallocated (1)(2)	(48,348)	(32,235)	(29,838)
Total	$64,427	$27,230	$48,542

Interest expense, net	13,487	14,435	14,819
Investment income	(198)	(2,648)	(424)
Loss on extinguishment of debt	-	1,308	2,384
Net periodic benefit (income) cost, excluding service cost	989	(4,961)	131

Income before income taxes	$50,149	$19,096	$31,632

Capital expenditures
Zig-Zag products	$-	$-	$-
Stoker’s products	5,815	2,823	1,559
NewGen products	320	1,992	708
Total	$6,135	$4,815	$2,267

Depreciation and amortization
Zig-Zag products	$182	$-	$-
Stoker’s products	2,215	1,608	1,360
NewGen products	2,621	2,481	1,750
Total	$5,018	$4,089	$3,110

(1)	Includes corporate costs that are not allocated to any of the three reportable segments.
(2)	Includes costs related to PMTA of $14.4 million and $2.2 million in 2020 and 2019, respectively.

	December 31, 2020	December 31, 2019
Assets
Zig-Zag products	$206,900	$145,167
Stoker’s products	133,016	127,139
NewGen products	91,116	90,899
Corporate unallocated (1)	65,017	94,193
Total	$496,049	$457,398

(1)	Includes assets not assigned to the three reportable segments. All goodwill has been allocated to the reportable segments.

Revenue Disaggregation—Sales Channel

Revenues of the Zig-Zag Products and Stoker’s Products segments are primarily comprised of sales made to wholesalers while NewGen sales are made business to business and business to consumer, both online and through our corporate retail stores. NewGen net sales are broken out by sales channel below.

	NewGen Segment
	For the year ended December 31,
	2020	2019	2018

Business to Business	$107,976	$112,580	$105,736
Business to Consumer - Online	43,517	31,348	15,624
Business to Consumer - Corporate store	4,751	9,273	9,631
Other	189	161	154
Total	$156,433	$153,362	$131,145

Net Sales:  Domestic and Foreign

The following table shows a breakdown of consolidated net sales between domestic and foreign.

	For the year ended December 31,
	2020	2019	2018
Domestic	$391,705	$347,616	$317,046
Foreign	13,406	14,373	15,637
Total	$405,111	$361,989	$332,683

Note 22. Selected Quarterly Financial Information (Unaudited)

The following table presents the quarterly operating results:

	1st		2nd	3rd	4th
2020
Net sales	$90,689		$104,963	$104,174	$105,285
Gross profit	41,431		47,936	48,307	52,316
Consolidated net income	4,499		10,295	9,020	14,378
Basic net income (loss) per share	0.23		0.53	0.47	0.74
Diluted net income (loss) per share	$0.22	(3)	$0.49	$0.44	$0.68

2019
Net sales	$91,628		$93,339	$96,800	$80,222
Gross profit	40,440		41,071	42,952	12,654
Consolidated net income	6,536		13,093	6,502	(9,898	)(1)(2)
Basic net income per share	0.33		0.67	0.33	(0.50)
Diluted net income per share	$0.33		$0.65	$0.31	$(0.50	)(3)

(1)	Includes corporate and vapor restructuring costs of $12.7 million net of tax of $5.1 million
(2)	Includes an immaterial out of period non-cash adjustment of $0.8 million net of tax of $0.3 million related to the prior quarters of 2019
(3)  The effect of 3,202,808 shares issuable upon conversion of the Convertible Senior Notes were excluded from the diluted net income per share calculation because the effect would have been antidilutive.

The amounts presented in the table above are computed independently for each quarter. As a result, their sum may not equal the total year amounts.

Note 23. Dividends

On November 9, 2017, the Company’s Board of Directors approved the initiation of a cash dividend to shareholders.  The initial quarterly dividend of $0.04 per common share was paid on December 15, 2017 to shareholders of record at the close of business on November 27, 2017. The most recent dividend of $0.05 per common share, an increase of approximately 25%, was paid on January 8, 2021, to shareholders of record at the close of business on December 18, 2020.

Dividends, among other disbursements assets, are classified as restricted payments within the 2018 Credit Facility. The Company is generally permitted to make restricted payments provided that, at the time of payment, or as a result of payment, the Company is not in default. Additional restrictions limit the aggregate amount of restricted, quarterly dividends during a fiscal year to the aggregate amount of mandatory and voluntary principal payments made on the priority term loans during the fiscal year.

Note 24. Subsequent Events

On February 11, 2021, the Company closed a private offering (the “Offering”) of $250 million aggregate principal amount of its 5.625% senior secured notes due 2026 (the “Senior Secured Notes”). The Senior Secured Notes bear interest at a rate of 5.625% and will mature on February 15, 2026. The Company used the proceeds from the Offering (i) to repay all obligations under and terminate the 2018 First Lien Credit Facility, (ii) to pay related fees, costs, and expenses and (iii) for general corporate purposes.

In connection with the Offering, the Company also entered into a new $25 million senior secured revolving credit facility (the “New Revolving Credit Facility”). The Company did not draw any borrowings under the New Revolving Credit Facility on the effective date of the facility but did have letters of credit of approximately $3.6 million outstanding. The New Revolving Credit Facility will mature on August 11, 2025 if none of the Company’s Convertible Senior Notes are outstanding, and if any Convertible Senior Notes are outstanding, the date which is 91 days prior to the maturity date of July 15, 2024 for such Convertible Senior Notes.